UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
_________________
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-11(c) or §240.14a-2

Dropbox, Inc.
(Name of Registrant as Specified In Its Charter)
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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

DROPBOX, INC. 1800 OWENS STREET SAN FRANCISCO, CALIFORNIA 94158
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held at 9:00 am Pacific Time on Thursday, May 21, 2026
Dear Stockholders of Dropbox, Inc.:
We cordially invite you to attend the 2026 annual meeting of stockholders (the “Annual Meeting”) of Dropbox, Inc., a Nevada corporation, to be held on May 21, 2026 at 9:00 am Pacific Time. The Annual Meeting will be conducted virtually via live audio webcast. You will be able to attend the Annual Meeting virtually by visiting www.virtualshareholdermeeting.com/DBX2026, where you will be able to listen to the meeting live, submit questions and vote online.
Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, we urge you to promptly vote and submit your proxy via the Internet, by telephone, or by mail.
We are holding the Annual Meeting for the following purposes, as more fully described in the accompanying proxy statement:
1.To elect seven directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;
2.To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2026;
3.To approve, on an advisory basis, the compensation of our named executive officers;
4.To approve an amendment and restatement of our articles of incorporation (our "Articles") to waive jury trials for internal actions, together with contextual and other ministerial changes; and
5.To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Our board of directors has fixed the close of business on March 26, 2026 as the record date for the Annual Meeting. Stockholders of record on March 26, 2026 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.
The accompanying proxy statement and our annual report can be accessed by visiting: www.proxyvote.com. You will be asked to enter the 16-digit control number located on your proxy card.
YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone, or mail as soon as possible to ensure your shares are represented. For additional instructions on voting by telephone or the Internet, please refer to your proxy card. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares at the Annual Meeting.
By order of the Board of Directors,
Andrew W. Houston
Chief Executive Officer, Co-Founder, and Chair of the Board
San Francisco, California
April 7, 2026
Dropbox, Inc. Proxy Statement and Notice of 2026 Annual Meeting of Stockholders

TABLE OF CONTENTS (continued)

TABLE OF CONTENTS (continued)

GENERAL INFORMATION
DROPBOX, INC.
PROXY STATEMENT
FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS
to be held at 9:00 am Pacific Time on Thursday,
May 21, 2026
This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2026 annual meeting of stockholders of Dropbox, Inc., a Nevada corporation, and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held on Thursday, May 21, 2026 at 9:00 am Pacific Time. The Annual Meeting will be conducted virtually via live audio webcast. You will be able to attend the Annual Meeting virtually by visiting www.virtualshareholdermeeting.com/DBX2026, where you will be able to listen to the meeting live, submit questions and vote online. Our proxy statement and 2025 annual report are first being mailed on or about April 7, 2026 to all stockholders entitled to vote at the Annual Meeting.
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.
What matters am I voting on?
You are being asked to vote on:
•the election of seven directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;
•a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2026;
•a proposal to approve, on an advisory basis, the compensation of our named executive officers;
•a proposal to approve an amendment and restatement of our Articles to waive jury trials for internal actions, together with contextual and other ministerial changes; and
•any other business as may properly come before the Annual Meeting.
How does the board of directors recommend I vote on these proposals?
Our board of directors recommends a vote:
•“FOR” the election of each director nominee named in this proxy statement;
•“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2026;
•“FOR” the approval, on an advisory basis, of the compensation of our named executive officers; and
•"FOR" the amendment and restatement of our Articles to waive jury trials for internal actions, together with contextual and other ministerial changes.

Dropbox, Inc. Proxy Statement and Notice of 2026 Annual Meeting of Stockholders	1

GENERAL INFORMATION (continued)
How many votes are needed for approval of each proposal?
•Proposal No. 1: Each director is elected by a plurality of the votes of the shares present virtually or represented by proxy at the meeting and entitled to vote on the election of directors at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote. “Plurality” means that the seven nominees who receive the largest number of votes cast “for” such nominees are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of a withhold vote or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “For” or “Withhold” on each of the nominees for election as a director.
•Proposal No. 2: The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2026, requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon. You may vote “For,” “Against,” or “Abstain” with respect to this proposal. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.
•Proposal No. 3: The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the voting power of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon. You may vote “For,” “Against,” or “Abstain” with respect to this proposal. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of this proposal. Because this proposal is an advisory vote, the result will not be binding on our board of directors or our company. Our board of directors and our talent and compensation committee will consider the outcome of the vote when determining named executive officer compensation.
•Proposal No. 4: The approval of the amendment and restatement of our Articles to waive jury trials for internal actions, together with contextual and other ministerial changes, requires the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of our common stock entitled to vote thereon, voting together as a single class. As a result, abstentions and broker non-votes will have the same effect as a vote “Against” this proposal. You may vote “For,” “Against,” or “Abstain” with respect to this proposal.
Who is entitled to vote?
Holders of our Class A and Class B common stock as of the close of business on March 26, 2026, the record date for the Annual Meeting, may vote at the Annual Meeting. As of the record date, there were 163,263,829 shares of our Class A common stock outstanding and 75,374,718 shares of our Class B common stock outstanding. Our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of Class A common stock is entitled to one vote on each proposal and each share of Class B common stock is entitled to 10 votes on each proposal. Our Class A common stock and Class B common stock are collectively referred to in this proxy statement as our “common stock.”
Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and the proxy materials were provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live at the Annual Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”
Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the proxy materials were forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank, or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock live at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank, or other nominee will provide a voting instruction form for you to use. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank, or other nominee as “street name stockholders.”
Are a certain number of shares required to be present in order to hold the Annual Meeting?
A quorum is the minimum number of voting power required to be present at the Annual Meeting to properly hold an annual meeting of stockholders and conduct business under our bylaws and Nevada law. The presence, virtually or by proxy (regardless of whether the proxy has authority to vote on any matter), of a majority of the voting power of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, "Withhold" votes, and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.

2	Dropbox, Inc. Proxy Statement and Notice of 2026 Annual Meeting of Stockholders

GENERAL INFORMATION (continued)
How do I vote?
If you are a stockholder of record, there are several ways to vote:
•by Internet prior to the Annual Meeting at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on May 20, 2026 for shares held directly and by 11:59 p.m. Eastern Time on May 18, 2026 for shares held in a Dropbox, Inc. employee stock ownership plan (a “Plan”) (have your proxy card in hand when you visit the website);
•by toll-free telephone at 1-800-690-6903, until 11:59 p.m. Eastern Time on May 20, 2026 for shares held directly and by 11:59 p.m. Eastern Time on May 18, 2026 for shares held in a Plan (have your proxy card in hand when you call);
•by completing and mailing your proxy card; or
•by attending the Annual Meeting by visiting www.virtualshareholdermeeting.com/DBX2026, where you may vote and submit questions during the meeting (please have your proxy card in hand when you visit the website).
Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend the Annual Meeting.
If you are a street name stockholder, you will receive voting instructions from your broker, bank, or other nominee. You must follow the voting instructions provided by your broker, bank, or other nominee in order to direct your broker, bank, or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning a voting instruction form, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank, or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares live at the Annual Meeting unless you obtain a legal proxy from your broker, bank, or other nominee.
How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?
Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2026. Your broker will not have discretion to vote on any other proposals, which are “non-routine” matters, absent direction from you (and failure to provide instructions on these matters will result in a “broker non-vote”).
Can I change my vote?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:
•entering a new vote by Internet or by telephone;
•completing and returning a later-dated proxy card;
•notifying the Corporate Secretary of Dropbox, Inc., in writing, at Dropbox, Inc., 1800 Owens Street, San Francisco, California 94158; or
•you may also change your vote by attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
If you are a street name stockholder, your broker, bank, or other nominee can provide you with instructions on how to change your vote.
What do I need to do to attend the Annual Meeting?
You will be able to attend and participate in the Annual Meeting virtually, submit your questions during the meeting and vote your shares electronically at the meeting by visiting www.virtualshareholdermeeting.com/DBX2026 and by entering the control number included on your proxy card. The Annual Meeting webcast will begin promptly at 9:00 am Pacific Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 am Pacific Time, and you should allow ample time for the check-in procedures.

Dropbox, Inc. Proxy Statement and Notice of 2026 Annual Meeting of Stockholders	3

GENERAL INFORMATION (continued)
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our board of directors. Andrew W. Houston and Ross Tennenbaum have been designated as proxy holders by our board of directors. When proxies are properly dated, executed, and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If the proxy is dated and signed, but no specific instructions are given, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is postponed or adjourned, the proxy holders can vote the shares at the postponed or adjourned Annual Meeting as well, unless you have properly revoked your proxy, as described above.
How are proxies solicited for the Annual Meeting?
Our board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank, or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies by telephone, by electronic communication or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the Securities and Exchange Commission ("SEC") within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we will file a Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of our proxy materials, to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of our proxy materials, such stockholder may contact us at:
Dropbox, Inc.
Attention: Corporate Secretary
1800 Owens Street
San Francisco, California 94158
IR@dropbox.com
Street name stockholders may contact their broker, bank, or other nominee to request information about householding.
What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholder Proposals
Stockholders may present proposals for inclusion in our proxy statement and for consideration at next year’s annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for the 2027 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than December 8, 2026. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to the Corporate Secretary at the company's headquarters. The current address for our headquarters is:
Dropbox, Inc.
Attention: Corporate Secretary
1800 Owens Street
San Francisco, California 94158
IR@dropbox.com

4	Dropbox, Inc. Proxy Statement and Notice of 2026 Annual Meeting of Stockholders

GENERAL INFORMATION (continued)
Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our notice of annual meeting (or any supplement thereto), (ii) otherwise properly brought before such annual meeting by or at the direction of our board of directors, or (iii) properly brought before such meeting by a stockholder of record entitled to vote at such annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our bylaws. To be timely for the 2027 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:
•not earlier than January 22, 2027; and
•not later than February 21, 2027.
In the event that we hold the 2027 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, a notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before the 2027 annual meeting of stockholders and no later than the close of business on the later of the following two dates:
•the 90th day prior to the 2027 annual meeting of stockholders; or
•the 10th day following the day on which public announcement of the date of the 2027 annual meeting of stockholders is first made.
If a stockholder who has notified us of his, her, or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her, or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.
Recommendation or Nomination of Director Candidates
Holders of 1% of our fully diluted capitalization for at least 12 months prior to the submission of the recommendation may recommend director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our Corporate Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see the section titled “Board of Directors and Corporate Governance—Stockholder Recommendations and Nominations to the Board of Directors.”
Our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time periods described above under the section titled “General Information—What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?—Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.
In addition, a stockholder who desires to nominate director candidates for election at the 2027 Annual Meeting, which is expected to be held in or about May 2027, must comply with the requirements of the recently enacted Rule 14a-19 by notifying our Corporate Secretary with regard to the intent to solicit proxies in support of director nominees (other than our nominees) as required by Rule 14a-19 no later than March 22, 2027. Please note that the notice requirement under Rule 14a-19 is in addition to the applicable notice requirements under the advance notice provisions of our bylaws as described above.
Availability of Bylaws
A copy of our bylaws is available via the SEC’s website at http://www.sec.gov. You may also contact our Corporate Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Dropbox, Inc. Proxy Statement and Notice of 2026 Annual Meeting of Stockholders	5

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our business affairs are managed under the direction of our board of directors. Our board of directors consists of eight directors, seven of whom qualified as “independent” under the listing rules of the Nasdaq Stock Market (“Nasdaq”).
Until the outstanding shares of our Class B common stock represent less than a majority of the combined voting power of our common stock, we will have a single class of directors who are each elected for one-year terms and until their successors are duly elected and qualified. When the outstanding shares of our Class B common stock represent less than a majority of the combined voting power of our common stock, we will have a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Our directors will be assigned by the then-current board of directors to a class.
In determining the composition of our board, our board of directors and nominating and corporate governance committee are committed to ensuring that our directors maintain effective and independent oversight of our business and that they capably represent the interests of our company and our stockholders. In addition, our nominating and corporate governance committee strives to maintain a balance of tenure on our board. Long-serving directors bring valuable experience and institutional knowledge, while newer directors contribute fresh perspectives and viewpoints. The following charts provide summary information about our continuing directors and director nominees with respect to independence and tenure. For additional information regarding our criteria for evaluating director nominees, see the section titled “Board of Directors and Corporate Governance—Considerations in Evaluating Director Nominees.”

6 of 7
Director nominees who are independent

6.4 Years
Average tenure of director nominees

6	Dropbox, Inc. Proxy Statement and Notice of 2026 Annual Meeting of Stockholders

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
(continued)

Nominees for Director
Our board of directors has nominated seven nominees for election at the Annual Meeting. Dr. Jacobs, whose term will end at the Annual Meeting, will not be standing for reelection. He will continue to serve as a director and as a member of the talent and compensation committee of the board of directors until the expiration of his term. The following provides summary information about each of our director nominees as of March 31, 2026:

ANDREW W. HOUSTON

AGE: 43
DIRECTOR SINCE: 2007
COMMITTEES: None
CHAIR OF THE BOARD
EXPERIENCE: Mr. Houston is one of our co-founders and has served as a member of our board of directors and our Chief Executive Officer since June 2007. Mr. Houston also currently serves as a member of the board of directors of Meta Platforms, Inc. (Nasdaq: META). Mr. Houston holds a B.S. in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology. Mr. Houston was selected to serve on our board of directors because of the perspective and experience he brings as our Chief Executive Officer and as one of our co-founders.

LISA CAMPBELL

AGE: 62
DIRECTOR SINCE: 2019
COMMITTEES: Nominating & Corporate Governance (Chair); Audit
INDEPENDENT DIRECTOR
EXPERIENCE: Ms. Campbell has served as a member of our board of directors since August 2019. From July 2021 to August 2024, Ms. Campbell served as Chief Marketing Officer and Partner for OneTrust. From August 2017 to July 2021, Ms. Campbell served as Chief Marketing Officer and Executive Vice President of Business Strategy for Autodesk, Inc. From January 2015 to August 2017, Ms. Campbell served as Vice President, Industry Strategy and Marketing – Manufacturing at Autodesk, and she served as its Vice President, Industry Strategy and Marketing – Architecture, Engineering and Construction from February 2012 through January 2015. She has also held other senior positions at Autodesk, including managing its Global eCommerce business and Autodesk.com, and managing its Geospatial Business and infrastructure business. Prior to joining Autodesk in 2003, Ms. Campbell served in executive-level marketing positions at Evolve (now Oracle), Sterling Software Inc., and Digital Equipment Corporation. Ms. Campbell currently serves as a member of the board of directors for Dynatrace, Inc. (NYSE: DT), an application performance management software company, Similarweb Ltd. (NYSE: SMWB), a digital data and analytics company, and Quickbase, a Vista Equity company. Ms. Campbell holds an M.B.A. from Babson College and a B.A. in Mathematics and Computer Science from Boston College. She was selected to serve on our board of directors because of her valuable expertise in business, industry, and marketing strategy.

Dropbox, Inc. Proxy Statement and Notice of 2026 Annual Meeting of Stockholders	7

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
(continued)

WARREN JENSON

AGE: 69
DIRECTOR SINCE: 2025
COMMITTEES: Audit (Chair); Nominating and Corporate Governance
INDEPENDENT DIRECTOR
EXPERIENCE: Mr. Jenson has served as a member of our board of directors since January 2025. Mr. Jenson most recently acted as President and Chief Financial Officer of Nielsen Holdings plc, a firm specializing in audience measurement, data, and analytics, where he served from April 2023 to December 2024. From February 2012 to April 2023, Mr. Jenson worked at LiveRamp Holdings, Inc. (formerly known as Acxiom), a software-as-a-service company that provides identity and data connectivity services, where he most recently served as President, Chief Financial Officer and Executive Managing Director of International. Mr. Jenson has also held numerous C-suite positions with Electronic Arts (EA), Amazon.com, Delta Airlines, and NBC. Mr. Jenson currently serves as a member of the board of directors of DigitalOcean Holdings, Inc. (NYSE: DOCN), a cloud service provider, Delivery Hero German SE, a multinational online food ordering and delivery platform, and Ripple Labs, Inc., a provider of cryptocurrency solutions for businesses. Mr. Jenson has a B.S. in Accounting and a Master of Accountancy – Business Taxation from Brigham Young University. Mr. Jenson was selected to serve on our board of directors because of his breadth of experience leading and scaling companies through periods of transition and his track record of operational excellence.

ANDREW MOORE, Ph.D

AGE: 61
DIRECTOR SINCE: 2023
COMMITTEES: Audit
INDEPENDENT DIRECTOR
EXPERIENCE: Dr. Moore has served as a member of our board of directors since December 2023. Since March 2023, Dr. Moore has served as the Founder and CEO of Lovelace AI, a startup AI company building products for national security. From January 2019 to January 2023, Dr. Moore served as General Manager and VP of Google Cloud Artificial Intelligence & Industry Solutions at Google LLC, a wholly owned subsidiary of Alphabet Inc., or Google. From September 2014 to January 2019, Dr. Moore served as the Dean of the School of Computer Science and as Professor of Computer Science and Robotics at Carnegie Mellon University. From October 2011 to July 2014, Dr. Moore served as VP of Engineering, Google Commerce at Google and from January 2006 to October 2011, he served as a Founding Director of Google’s Pittsburgh Engineering office. Prior to joining Google, Dr. Moore was an assistant professor and also professor of Computer Science and Robotics at Carnegie Mellon University from 1993-2006. Dr. Moore holds a Ph.D. in Computer Science and a B.A. in Mathematics and Computer Science from the University of Cambridge. Dr. Moore was selected to serve on our board of directors because of his deep academic experience, product knowledge, and engineering leadership.

8	Dropbox, Inc. Proxy Statement and Notice of 2026 Annual Meeting of Stockholders

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
(continued)

ABHAY PARASNIS

AGE: 51
DIRECTOR SINCE: 2022
COMMITTEES: Talent and Compensation
INDEPENDENT DIRECTOR
EXPERIENCE: Mr. Parasnis has served as a member of our board of directors since March 2022. Since May 2022, Mr. Parasnis has served as Chief Executive Officer of Typeface Inc., a company that provides enterprise AI solutions. From July 2015 to February 2022, Mr. Parasnis served as Chief Technology Officer of Adobe Inc., or Adobe, during which time Mr. Parasnis also held additional titles, including Executive Vice President from January 2016 to February 2022, Chief Strategy Officer from February 2020 to December 2020, and Chief Product Officer from December 2020 to February 2022. Prior to joining Adobe, Mr. Parasnis served in executive level positions with Kony, Inc., Oracle Corporation and Microsoft Corporation. Mr. Parasnis also serves as a member of the board of directors of Schneider Electric SE, a French digital automation and energy management company traded on the Euronext (Paris) exchange. Mr. Parasnis holds a B.S. in Electronics & Telecommunications from the College of Engineering Pune in Pune, India and an Advanced Diploma in Computer Science from the National Institute of Information Technology. Mr. Parasnis was selected to serve on our board of directors because of his extensive technical, product, and operational expertise and his experience leading and growing a multi-product portfolio.

KAREN PEACOCK

AGE: 53
DIRECTOR SINCE: 2019
COMMITTEES: Talent and Compensation
LEAD INDEPENDENT DIRECTOR
EXPERIENCE: Ms. Peacock has served as a member of our board of directors since August 2019. From July 2020 to October 2022, Ms. Peacock served as Chief Executive Officer for Intercom, Inc., or Intercom, a corporation that develops and markets business messaging and communication software, and from May 2017 to July 2020, Ms. Peacock served as Chief Operating Officer for Intercom. From January 2016 to March 2017, Ms. Peacock served as Senior Vice President, Small Business at Intuit Inc., or Intuit, and from 2014 to January 2016, she served as VP, General Manager of Intuit’s Employee Management Solutions division. Ms. Peacock has also held other senior roles at Intuit, including Vice President of Marketing and Product Management. Prior to joining Intuit in 2002, Ms. Peacock was Director of Product Management at Allegis Corporation and prior to that, was a management consultant with the Boston Consulting Group. Ms. Peacock currently serves on the board of directors of IDEXX Laboratories Inc. (Nasdaq: IDXX), a veterinary diagnostics company, and Monzo Bank, a UK based bank and fintech company. Ms. Peacock holds an M.B.A. from Stanford Graduate School of Business and a B.A. in Applied Mathematics from Harvard University. She was selected to serve on our board of directors because of her valuable expertise in business, industry, and her extensive experience in executive-level operational roles.

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MICHAEL SEIBEL

AGE: 43
DIRECTOR SINCE: 2020
COMMITTEES: Talent and Compensation
INDEPENDENT DIRECTOR
EXPERIENCE: Mr. Seibel has served as a member of our board of directors since December 2020. Mr. Seibel is Partner Emeritus at Y Combinator, an accelerator and investment company for early-stage technology companies, where he previously was a Partner from October 2014 to March 2025, and served as Managing Director of YC Early Stage. From February 2012 to August 2012, Mr. Seibel served as Chief Executive Officer of Socialcam, Inc., a social media company, and from June 2007 to October 2011, Mr. Seibel served as Chief Executive Officer of Justin.tv (now known as Twitch.tv), an online video broadcasting company. Mr. Seibel currently serves on the board of directors of Reddit, Inc. (NYSE: RDDT), a community and discussion platform. Mr. Seibel holds a B.A. in Political Science from Yale University. Mr. Seibel was selected to serve on our board of directors because of his financial and managerial experience.

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Non-Continuing Director
The following provides summary information about Dr. Jacobs, whose term will end at the Annual Meeting:

PAUL E. JACOBS, Ph.D

AGE: 63
DIRECTOR SINCE: 2016
COMMITTEES: Talent & Compensation (Chair)
INDEPENDENT DIRECTOR
EXPERIENCE: Dr. Jacobs has served as a member of our board of directors since April 2016. Since August 2023, Dr. Jacobs has served as Chief Executive Officer of Globalstar, Inc., or Globalstar, a telecom infrastructure provider. From April 2018 to May 2024, Dr. Jacobs served as Chief Executive Officer of VIREWIRX, Inc., formerly XCOM Labs, Inc., a wireless technology company. From March 2014 to March 2018, Dr. Jacobs served as Executive Chair for Qualcomm Incorporated, a semiconductor and telecommunications equipment company, or Qualcomm. From March 2009 to March 2018, Dr. Jacobs served as Chair of the board of directors for Qualcomm. From July 2005 to March 2014, Dr. Jacobs served as Chief Executive Officer for Qualcomm. Dr. Jacobs currently serves as a member of the board of directors of Globalstar (Nasdaq: GSAT), a satellite and terrestrial communication services company, and Arm Holdings plc (Nasdaq: ARM), a microchip design company. Dr. Jacobs holds a Ph.D. in Electrical Engineering and Computer Science, an M.S. in Electrical Engineering, and a B.S. in Electrical Engineering and Computer Science from the University of California, Berkeley. Dr. Jacobs was selected to serve on our board of directors because of his extensive business, operations, and management experience.

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Director Independence
Under the listing rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, talent and compensation, and nominating and corporate governance committees be independent. Under Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of the company’s board of directors, the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment, and affiliations, our board of directors has determined that Drs. Jacobs and Moore, Messrs. Jenson, Parasnis and Seibel, and Mss. Campbell and Peacock do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Nasdaq listing rules. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them, if any, described in the section titled “Certain Relationships, Related Party and Other Transactions.”
Board Leadership Structure and Role of the Lead Independent Director
Mr. Houston currently serves as both the chair of our board of directors and as our Chief Executive Officer. As our co-founder, Mr. Houston is best positioned to identify strategic priorities, lead critical discussion, and execute our business plans.
Our board of directors has adopted Corporate Governance Guidelines that provide that one of our independent directors should serve as our lead independent director at any time when the chair of our board of directors is not independent, including when our Chief Executive Officer serves as the chair of our board of directors. Because Mr. Houston is our chair and is not an “independent” director as defined in Nasdaq’s listing rules, our board of directors has determined that it is advisable and in the best interests of the company and our stockholders to have a lead independent director to, among other things, preside over meetings of the independent directors and help set the agenda for board meetings. Ms. Peacock has served as lead independent director since May 2025.
Our lead independent director presides over periodic meetings of our independent directors, consults with Mr. Houston on the agenda for meetings of the board, serves as a liaison between Mr. Houston and our independent directors, and performs such additional duties as our board of directors may otherwise determine and delegate. The lead independent director’s responsibilities include:
•presiding over all meetings of the board of directors at which the chair is not present;
•calling separate meetings of the independent directors and determining the agenda and serving as chair of meetings of independent directors;
•reporting to our Chief Executive Officer and chair regarding feedback from executive sessions; and
•serving as spokesperson for the company if requested.
Only independent directors serve on the audit committee, the talent and compensation committee, and the nominating and corporate governance committee of our board of directors. Our independent directors meet at least quarterly in executive sessions chaired by the lead independent director, which include discussions and recommendations regarding guidance to be provided to the Chief Executive Officer, and such topics as the independent directors may determine.
As a result of the board of directors’ committee system and the existence of a majority of independent directors, combined with a strong lead independent director with significant responsibilities and the company’s robust corporate governance policies and procedures, the board of directors believes it maintains effective oversight of our business operations, including independent oversight of our financial statements and risk management, executive compensation, selection of director candidates, and corporate governance programs. We believe that the leadership structure of our board of directors, including the role of a strong lead independent director, as well as the robust independent committees of our board of directors is appropriate and enhances our board of directors’ ability to effectively carry out its roles and responsibilities on behalf of the company. Mr. Houston’s combined role leverages his deep involvement with the company’s business, and his history as a co-founder of the company with knowledge of the company’s development and culture enables strong leadership, creates clear accountability and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.

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Board Committees
Our board of directors has established an audit committee, a talent and compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors is described below. Members will serve on these committees until their resignation or until as otherwise determined by our board of directors.

Director	Audit	Talent and Compensation	Nominating and Corporate Governance

Andrew W. Houston
Lisa Campbell
Paul E. Jacobs, Ph.D
Warren Jenson
Andrew Moore, Ph.D
Abhay Parasnis
Karen Peacock
Michael Seibel
Number of Meetings	4	4	3
Committee member	Committee chair	Financial expert

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Audit Committee
Our audit committee consists of Mr. Jenson, Dr. Moore and Ms. Campbell, with Mr. Jenson serving as chair. Each of the members of the audit committee meets the requirements for independence of audit committee members under Nasdaq listing rules and SEC rules and regulations and also meets the financial literacy and sophistication requirements of the Nasdaq listing rules. Our board of directors has determined that Mr. Jenson is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K. Our audit committee is responsible for, among other things:
•selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•helping to ensure the independence and overseeing performance of the independent registered public accounting firm;
•reviewing and discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management, internal audit and the independent registered public accounting firm, our interim and year-end operating results;
•reviewing our financial statements and our critical accounting policies and estimates;
•overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;
•overseeing programs and policies with respect to assessing and managing risks pertaining to our operational infrastructure, particularly reliability, business continuity, cybersecurity, and data privacy;
•reviewing and approving any amendments to the internal audit charter;
•reviewing the design, implementation, adequacy, and effectiveness of our internal controls;
•overseeing the performance of our internal audit department, which functionally reports to the audit committee;
•establishing and overseeing procedures for employees to submit concerns anonymously about questionable accounting, internal accounting controls, or audit matters;
•overseeing management’s assessment and mitigation of enterprise risks;
•overseeing compliance with our code of business conduct and ethics;
•reviewing and approving related party transactions; and
•pre-approving all audit and all permissible non-audit services to be performed by the independent registered public accounting firm.
Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq. A copy of the charter for our audit committee is available on our website at investors.dropbox.com. During 2025, our audit committee held four meetings.

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Talent and Compensation Committee
Our talent and compensation committee consists of Dr. Jacobs, Messrs. Parasnis and Seibel, and Ms. Peacock with Dr. Jacobs serving as chair. Upon the end of Dr. Jacobs’ term at the Annual Meeting, Mr. Seibel will succeed Dr. Jacobs as chair. Each member of the talent and compensation committee meets the requirements for independence for talent and compensation committee members under the listing standards of Nasdaq. Each member of our talent and compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”), or Rule 16b-3. Our talent and compensation committee is responsible for, among other things:
•reviewing, approving, and determining, or making recommendations to our board of directors regarding, the compensation of our executive officers, including our Chief Executive Officer;
•reviewing, approving, and administering our incentive compensation and equity compensation plans;
•reviewing and approving our overall compensation philosophy;
•making recommendations regarding non-employee director compensation to our full board of directors; and
•reviewing our human capital management disclosures and activities, including assisting our board with matters related to talent acquisition, management and development, and employee engagement.
Our talent and compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq. A copy of the charter for our talent and compensation committee is available on our website at investors.dropbox.com. During 2025, our talent and compensation committee held four meetings.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Ms. Campbell and Mr. Jenson, with Ms. Campbell serving as chair. Each member of the nominating and corporate governance committee meets the requirements for independence under the listing standards of Nasdaq. Our nominating and corporate governance committee is responsible for, among other things:
•identifying, evaluating, and making recommendations to our board of directors regarding nominees for election to our board of directors and its committees;
•overseeing the evaluation of the performance of our board of directors and of individual directors;
•considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;
•overseeing our corporate governance practices;
•reviewing succession planning processes for executive officers, including the CEO and assisting the board in the succession planning process;
•developing and making recommendations to our board of directors regarding corporate governance guidelines and matters; and
•overseeing compliance with corporate sustainability reporting requirements and related risks.
Our nominating and corporate governance committee operates under a written charter that satisfies the applicable Nasdaq listing standards. A copy of the charter for our nominating and corporate governance committee is available on our website at investors.dropbox.com. During 2025, our nominating and corporate governance committee held three meetings.
Attendance at Board and Stockholder Meetings
During our fiscal year ended December 31, 2025, our board of directors held five meetings (including regularly scheduled and special meetings), and each director, with the exception of Ms. Peacock who met with management and directors between meetings, attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served.

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Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we strongly encourage, but do not require, our directors to attend. All of our directors who then served on the board attended our 2025 annual meeting of our stockholders.
Compensation Committee Interlocks and Insider Participation
None of the members of our talent and compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or talent and compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our board of directors or talent and compensation committee.
Considerations in Evaluating Director Nominees
Our nominating and corporate governance committee uses a variety of methods, including engaging the services of outside consultants and search firms, to identify and evaluate director nominees. In its evaluation of director candidates, our nominating and corporate governance committee considers the current size and composition, organization, and governance of our board of directors and the needs of our board of directors and the respective committees of our board of directors. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, business experience, differences in professional background, education, skill and other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the board of directors, potential conflicts of interest and other commitments. Nominees must also have the highest personal and professional ethics and the ability to offer advice and guidance to our Chief Executive Officer and other members of management based on proven achievement and leadership in the companies or institutions with which they are affiliated. Director candidates must understand the fiduciary responsibilities that are required of a member of our board of directors and have sufficient time available, in the judgment of our nominating and corporate governance committee, to perform all board of director and applicable committee responsibilities. Members of our board of directors are expected to prepare for, attend, and participate in all board of directors and applicable committee meetings. Our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.
The nominating and corporate governance committee considers the suitability of each director candidate, including current directors, in light of the current size and composition of our board. We do not maintain a specific policy with regards to board diversity and our board of directors believes that our board should exhibit a wide range of views and perspectives. After completing its review and evaluation of director candidates, including incumbent directors, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection.
Board Evaluations
The effectiveness of our board of directors and its committees is critical to our success. To maintain and improve that effectiveness, our nominating and corporate governance committee, in partnership with our lead independent director, oversees the design and implementation of an annual assessment of our board and its committees.
Our board of directors engaged a third-party board governance consultant (the “Consultant”) to help enhance this assessment process. Our board of directors believes that the third-party Consultant strengthens the board's effectiveness as the Consultant brings broad market insight and an objective, candid perspective on a wide range of governance matters, including board dynamics, structure and composition, meeting agendas, decision-making and overall effectiveness. The Consultant prepared a written survey in close partnership with our nominating and governance committee, in-house legal team, and lead independent director. This survey contained a mix of statements and open-ended questions. The Consultant then consolidated this feedback and led a discussion with the board regarding results and opportunities to increase effectiveness.
Our board of directors and its committees implement improvements and take further actions, as appropriate, based on opportunities identified during its evaluation.
Stockholder Recommendations and Nominations to the Board of Directors
Our nominating and corporate governance committee will consider director candidates recommended by stockholders holding at least one percent (1%) of the fully diluted capitalization of the company continuously for at least 12 months prior to the date of the submission of the recommendation, so long as such recommendations comply with our articles of

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incorporation, bylaws, and applicable laws, rules and regulations, including those promulgated by the SEC. Our nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our bylaws and our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our board of directors includes members with diverse backgrounds, skills, and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our Corporate Secretary or legal department in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our capital stock, a signed letter from the candidate confirming willingness to serve on our board of directors and any additional information required by our bylaws. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.
Under our bylaws, stockholders may also directly nominate persons for our board of directors. Any nomination must comply with the requirements set forth in our bylaws and should be sent in writing to our Corporate Secretary at Dropbox, Inc., 1800 Owens Street San Francisco, California 94158. To be timely for the 2027 annual meeting of stockholders, nominations must be received by our Corporate Secretary observing the same deadlines for stockholder proposals discussed above under “General Information—What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?—Stockholder Proposals.”
Communications with the Board of Directors
Interested parties wishing to communicate with non-management members of our board of directors may do so by writing and mailing the correspondence to our Corporate Secretary at Dropbox, Inc., 1800 Owens Street, San Francisco, California 94158. Each communication should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our common stock are held by a broker, bank or nominee, the name and address of the beneficial owner of such shares, and (ii) the class and number of shares of our common stock that are owned of record by the record holder and beneficially by the beneficial owner.
Our Corporate Secretary or legal department, in consultation with appropriate members of our board of directors as necessary, will review all incoming communications and, if appropriate, such communications will be forwarded to the appropriate member or members of our board of directors, or if none are specified, to the chair of our board of directors.
This procedure does not apply to (i) communications to non-management directors from our officers or directors who are stockholders or (ii) stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act, which are discussed further in the section titled “What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?—Stockholder Proposals” described above in this proxy statement.
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our board of directors has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates, including independence standards, and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers, independent contractors and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on our website at investors.dropbox.com. We will post amendments to our Code of Business Conduct and Ethics or any waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website or in filings under the Exchange Act.
Stock Ownership Guidelines
The talent and compensation committee of our board of directors has adopted stock ownership guidelines for our independent directors and executive officers. Under these guidelines, all independent directors are required to acquire and own stock or stock equivalents in an amount equal to five times their annual cash retainers for service on the board, excluding any cash retainers for committee or chair service or service as lead independent director. For these purposes, owned stock includes any shares of stock owned directly or indirectly by the covered individual, but does not include unexercised, unvested or unearned equity awards (including unexercised stock options). Independent directors are required to meet the ownership requirements within five years of the later of (i) December 1, 2023, or such later date as specified in the stock ownership guidelines or (ii) such independent director's appointment or election date, as applicable. All of our

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independent directors are in compliance with the applicable ownership requirements or are not yet required to meet the applicable ownership requirements pursuant to the stock ownership guidelines. For a description of the stock ownership guidelines applicable to our executive officers, refer to the section titled "Executive Compensation—Compensation Discussion and Analysis—Stock Ownership Guidelines".
Role of Board in Risk Oversight Process
Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational, in the pursuit and achievement of our strategic objectives. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day oversight and management of these risks, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of our risk management framework, which is designed to identify, assess, and manage risks to which our company is exposed, as well as to foster a corporate culture of integrity. Consistent with this approach, our board and its committees regularly review our strategic and operational risks in the context of discussions with management, question and answer sessions, and reports from the management team, outside advisors, and consultants.
In addition, our board has designated standing committees with oversight of certain categories of risk and receives regular reports on significant risk-related committee activities at full board meetings. Delegated committee oversight of specific risks is below.

Audit Committee

Our audit committee assists our board in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, as well as legal and regulatory compliance. The audit committee further oversees our initiatives related to our operational infrastructure, particularly reliability, business continuity, cybersecurity, and data privacy. Our audit committee also, among other things, discusses with management and the independent auditor guidelines with respect to risk assessment and risk management.

Talent and Compensation Committee	Nominating and Corporate Governance Committee

Our talent and compensation committee assesses risks relating to our executive compensation plans and arrangements, and whether our compensation policies and programs have the potential to encourage excessive risk-taking. Our talent and compensation committee also oversees our human capital management activities and related risks.
Our nominating and corporate governance committee assesses risks relating to our corporate governance practices and the independence of the board. Our nominating and corporate governance committee also generally oversees our compliance with corporate sustainability reporting and related risks.

Our board of directors believes its current leadership structure supports the risk oversight function of the board.
Cybersecurity and Data Privacy Governance
Our Guiding Value
Being Worthy of Trust is our guiding value and serves as the foundation of our relationship with the millions of people and businesses around the world who rely on Dropbox to protect their most valuable content. Protecting our users’ information through robust data privacy and cybersecurity programs is one of our top priorities. Effective governance of these programs is a priority for our board.
Board and Management Oversight
Our board of directors is actively involved in overseeing cybersecurity risk management. At least once a year, the board of directors discusses our programs and policies related to cybersecurity and risk initiatives and considers them closely both from a risk management perspective and as part of Dropbox’s business strategy. Additionally, our audit committee oversees programs and policies related to cybersecurity risks and initiatives. Our audit committee is comprised entirely of independent directors who evaluate these issues at least quarterly.

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We have also established a cross-functional leadership team to oversee our information security and privacy programs and practices, as well as to assess, identify and mitigate security and privacy risks. Members of this team also report periodically to the board of directors, audit committee, and members of our senior leadership team. This team includes senior leaders from our legal, privacy, information security, information technology, infrastructure, and compliance teams, including our Chief Legal Officer, who also serves as our Chief Privacy Officer, our Chief Technology Officer and our Head of Security.
Members of senior leadership are informed about and monitor the prevention, mitigation, detection, and remediation of cybersecurity incidents through their management of, and participation in, our cybersecurity risk management and strategy processes, including the operation of our incident response plan. Additionally, all employees are required to complete annual information security and privacy training, which are reviewed and updated annually. They also receive ongoing security awareness education via informational emails, talks and presentations, and resources available on our intranet.
We also have a Data Protection Officer who provides independent oversight of our privacy program and guidance on privacy issues. Our Data Protection Officer acts as the single point of contact for privacy-related requests for users subject to the General Data Protection Regulation, as well as for regulatory authorities. Our Data Protection Officer reports periodically to executive management, the board of directors, and the audit committee on privacy risks to provide an independent assessment of our privacy program.
External Auditing Standards
Several of our security and privacy management systems are independently examined and/or certified according to internationally recognized standards:
•Our primary information security management system is independently examined on an annual basis and is ISO 27001 certified.
•Our primary privacy information management system is independently examined on an annual basis and is ISO 27701 certified.
•Our primary incident-response policies and procedures are examined as part of SOC 2, ISO 27001, and other security assessments.
Employee Training
All employees are required to complete annual information security and privacy training. They also receive ongoing security awareness education via informational emails, talks and presentations, and resources available on our intranet.
Corporate Responsibility
At Dropbox, our mission is to create a more enlightened way of working. We believe Dropbox’s long-term success will be strengthened by helping to create a better world for our stakeholders.
We are committed to conducting business in an ethical and transparent way, and to being accountable to our customers, our employees, our stockholders, the communities in which we operate, and all our other stakeholders for the manner in which we run our business.
Employee Wellness and Development
•We operate under a Virtual First work model where remote work is the primary experience for all of our employees; as part of our Virtual First workforce strategy, we strive to support our employees by:
•Providing a quarterly allowance that gives employees the flexibility to focus this benefit towards what really matters to them; this may include health and wellness, family and caregiver support, productivity and ergonomics, learning and development programs or financial wellness.
•Empowering our employees to adopt flexible working arrangements and providing tools for efficient remote collaboration.
•Continuing to provide opportunities for in-person collaboration at our “Dropbox Studios” locations and “On-Demand Spaces” and through team offsites and events.
•We are committed to supporting the well-being of our employees by providing paid parental leave for all eligible employees, as well as mental and physical wellness benefits.

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•Dropbox is committed to a safe and healthy work environment for employees and considers it a key component of continued success. This commitment is led by the Global Physical Security and Safety team, which includes a Global Security Operations Center (“GSOC”). GSOC helps employees whenever there’s an emergency or incident and is the main contact during a crisis response by Dropbox. GSOC provides around-the-clock support for employees whether they’re in a studio, on a business trip, or at home.
•Under our Virtual First work model, we remain committed to supporting employee wellness and development:
•We provide subsidized dependent care and access to dependent care resources, as well as supporting flexible working arrangements for our employees with caregiving obligations.
•We offer a program to help employees and their dependents manage their mental health through coaching, therapy, and on-demand resources.
•We continue to offer a variety of learning and development opportunities for our employees and managers, which include digital learnings, skill-building workshops as well as coaching pods to support connection and peer learning in a remote context.
•We conduct a bi-annual employee engagement survey, the results of which are used by management to refine our employee wellness and development initiatives.
Community Engagement
•At Dropbox, we’re committed to leveraging our people, products, and resources for good, which we believe positively contributes to our work culture and helps us recruit and retain talented employees.
•We empower our employees to give back to their communities by providing paid volunteer time off, matching a portion of employee donations to nonprofits and making Dropbox product donations to nonprofit organizations that are nominated by our employees.
Business Conduct and Ethics; Human and Labor Rights
•We have a Worldwide Code of Business Conduct and Ethics (the “Code of Conduct”) that is applicable to all our employees, officers, directors and independent contractors, as well as written policies addressing insider trading, anti-corruption, financial controls and maintaining confidentiality.
•The Code of Conduct and our internal policies are reviewed on an annual basis and updated as necessary.
•All employees are required to complete a training course on the Code of Conduct and related policies on an annual basis; additional trainings on select topics are provided to certain employees based on their roles.

•Trust is one of our core values and we seek to maintain that trust through empowering employees to report any potential violations of our Code of Conduct, our policies or applicable laws through our confidential whistleblower hotline; we do not tolerate any retaliation against employees who report potential violations in good faith or participate in investigations into such violations.
•We prohibit all forms of slavery, human trafficking, and discrimination in our operations, and we strive to ensure that our policies and procedures are reflective of our commitment to human and labor rights.
•Our Supplier Code of Conduct establishes our expectations of a supplier’s commitment to safeguarding human rights in their own operations.
AI Principles
•We have a dedicated website disclosing AI principles that will continue to guide our teams as we develop AI products and features responsibly in the years to come.
Insider Trading Policy
•We have adopted an insider trading policy governing the purchase, sale and other dispositions of our securities that applies to all personnel of Dropbox and our subsidiaries, including directors, officers, and employees, and to certain other covered persons. We believe that our insider trading policy is reasonably designed to promote compliance with insider trading laws, rules, and regulations, as well as applicable listing standards. A copy of our insider trading policy is filed as Exhibit 19.1 to our Annual Report on Form 10-K filed on February 20, 2026.

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•From time to time, we engage in transactions in our own securities, including purchases and sales. We comply with all applicable securities and state laws (including appropriate approvals by our board of directors or appropriate committee, if required) when engaging in transactions in our securities.
Director Compensation
We have adopted a compensation policy for our non-employee directors. Under the director compensation policy, each non-employee director receives the cash and equity compensation for board services described below. We also reimburse our non-employee directors for reasonable, customary, and documented travel expenses to board meetings. The director compensation policy has been developed in consultation with Compensia, Inc. ("Compensia") an independent national compensation consulting firm. In developing this policy, Compensia provided recommendations and competitive non-employee director compensation data and analyses. We considered and discussed these recommendations and data and considered the specific duties and committee responsibilities of particular directors. We believe the director compensation policy provides our non-employee directors with reasonable and appropriate compensation that is commensurate with the services they provide and competitive with compensation paid by the companies in our compensation peer group (as described in the section titled "Executive Compensation–Compensation Discussion and Analysis" below) to their non-employee directors. Compensia has also advised on subsequent amendments to the director compensation policy. Our director compensation policy follows the principles listed below.

Principle	Description

Pay Mix
Our director compensation policy consists of a balance of cash and equity, with an emphasis on equity over cash, in order to better align the interests of our non-employee directors with those of our stockholders.

Total Compensation Limit
Our director compensation policy includes a maximum annual limit of $1,200,000 of cash compensation and equity awards that may be paid, issued, or granted to a non-employee director in any fiscal year. The maximum limit does not reflect the intended size of any potential compensation or equity awards to our non-employee directors. Any cash compensation paid or equity awards granted to a person for his or her services as an employee, or for his or her services as a consultant (other than as a non-employee director), will not count for purposes of the limitation. For purposes of this limitation, the value of equity awards is based on the grant date fair value (determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”)).

Regular Review
With advice from Compensia, our talent and compensation committee regularly reviews a competitive market analysis of the amount and form of director compensation to ensure consistency with prudent governance practices and comparability with our compensation peer group.

Board Leadership Compensation	Our director compensation policy provides additional compensation for leadership positions on the board of directors, including lead independent director and committee chair roles, to account for the added time and effort associated with these positions.

Dropbox, Inc. Proxy Statement and Notice of 2026 Annual Meeting of Stockholders	21

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
(continued)

Components of Compensation
Our director compensation policy consists of a cash component and an equity component. There are no per-meeting attendance fees for attending board meetings. Directors who are also our employees receive no additional compensation for their service as directors. The components of our director compensation policy, as currently in effect, are described below.

Component	Description

Cash Compensation

Annual Cash Retainer	$50,000, paid quarterly in arrears on a prorated basis.

Committee and Board Leadership Compensation
Under the director compensation policy in fiscal 2025, each non-employee director was entitled to receive the following cash compensation for their additional services:
•$35,000 per year for service as a lead independent director;
•$30,000 per year for service as chair of the audit committee;
•$12,500 per year for service as a member of the audit committee;
•$20,000 per year for service as chair of the talent and compensation committee;
•$10,000 per year for service as a member of the talent and compensation committee;
•$15,000 per year for service as chair of the nominating and corporate governance committee; and
•$5,000 per year for service as a member of the nominating and corporate governance committee.
Directors who serve as the chair of a committee will receive only the annual fee as the chair of the committee and not any additional fees for serving as a member of that committee.

Equity Compensation

Initial Award
Each person who first becomes a non-employee director receives, on the first trading date on or after the date on which the person first becomes a non-employee director, an initial award of restricted stock units (“RSUs”), or the Initial Award. An employee director who becomes a non-employee director due to termination of employment will not be entitled to an Initial Award.
Number of Shares
The Initial Award covers a number of shares of our Class A common stock having a grant date fair value (determined in accordance with GAAP) equal to $250,000 multiplied by the fraction obtained by dividing (a) the number of full months during the period beginning on the date the person first becomes a non-employee director and ending on the one-year anniversary of the date of the then-most recent annual meeting of the company’s stockholders, or the Initial Award Vesting Period by (b) 12, rounded to the nearest whole share.
Vesting of Award
The Initial Award vests on the last day of the Initial Award Vesting Period or, if earlier, on the day before the annual meeting of our stockholders that follows the grant date of the Initial Award, subject to the non-employee director continuing to provide services to us through the applicable vesting date.

22	Dropbox, Inc. Proxy Statement and Notice of 2026 Annual Meeting of Stockholders

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
(continued)

Component	Description

Annual Award
Each non-employee director will automatically receive, on the date of each annual meeting of stockholders following the effective date of the director compensation policy, an annual award of RSUs, each of which we refer to as an Annual Award.
Number of Shares
Each Annual Award covers a number of shares of our Class A common stock having a grant date fair value (determined in accordance with GAAP) of $250,000, rounded to the nearest whole share.
Vesting of Award
The Annual Award will vest on the one-year anniversary of the grant date of the Annual Award or, if earlier, the day before our annual meeting of stockholders that follows the grant date of the Annual Award, subject to the non-employee director continuing to provide services to us through the applicable vesting date.

Deferral of Awards
Each non-employee director may elect to defer the delivery of the settlement of any Initial Award or Annual Award that would otherwise be delivered to such non-employee director on or following the date such award vests pursuant to the terms of a deferral election such non-employee director makes in accordance with the director compensation policy.

Change in Control	In the event of a “change in control” (as defined in our 2018 Equity Incentive Plan), each non-employee director will fully vest in his or her outstanding company equity awards, including any Initial Award or Annual Award, provided that the non-employee director continues to be a non-employee director through such date.
2025 Director Compensation
The following table provides information regarding compensation of our non-employee directors for their service as directors, for the fiscal year ended December 31, 2025. Directors who are also our employees receive no additional compensation for their service as directors. During 2025, Mr. Houston was an employee and executive officer of the company and, therefore, did not receive compensation as a director. See the section titled “Executive Compensation” for additional information regarding Mr. Houston’s compensation.

Name	Fees Paid or Earned in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Lisa Campbell	84,391	249,997	—	334,388
Paul E. Jacobs	70,649	249,997	—	320,646
Andrew Moore	62,500	249,997	—	312,497
Abhay Parasnis	60,000	249,997	—	309,997
Karen Peacock	73,301	249,997	—	323,298
Michael Seibel	60,000	249,997	—	309,997
Warren Jenson	52,967	333,318	—	386,285
Donald W. Blair(3)	80,814	—	—	80,814
Sara Mathew(3)	61,759	—	—	61,759
(1)Amounts shown do not reflect compensation actually received by each non-employee director, and there can be no assurance that these amounts will ever be realized by the non-employee directors. Instead, the amount shown is the grant date fair value of the RSU awards granted in fiscal 2025 computed in accordance with ASC Topic 718 — Compensation — Stock Compensation (“ASC Topic 718”), disregarding forfeiture assumptions. The grant date fair value of the RSU awards is based on the closing price for a share of our Class A common stock as reported by Nasdaq on the day immediately preceding the grant date. Unless otherwise described in the footnotes below, the grant date fair value of the RSU awards was $29.61 per share, which represents the closing price for a share of our Class A common stock as reported by Nasdaq on May 14, 2025.
(2)100% of the shares of our Class A common stock underlying the RSUs vest on May 15, 2026 or the day before the next annual meeting of our stockholders, if earlier, subject to the director’s continued service with us. See the section titled “Board of Directors and Corporate Governance—Director Compensation” above.
(3)Mr. Blair and Ms. Mathew did not stand for reelection at the 2025 Annual Meeting and therefore only received compensation for the first quarter of the fiscal year ended December 31, 2025.

Dropbox, Inc. Proxy Statement and Notice of 2026 Annual Meeting of Stockholders	23

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
(continued)

The following table lists all outstanding equity awards held by non-employee directors as of December 31, 2025:

Name	Date of Grant(1)	Number of Shares Underlying Unvested Stock Awards (#)

Lisa Campbell	5/15/2025	8,443
Paul E. Jacobs	5/15/2025	8,443
Andrew Moore	5/15/2025	8,443
Abhay Parasnis	5/15/2025	8,443
Karen Peacock	5/15/2025	8,443
Michael Seibel	5/15/2025	33,487	(2)
Warren Jenson	5/15/2025	8,443
Donald W. Blair	—	—	(3)
Sara Mathew	—	—	(3)
(1)100% of the shares of our Class A common stock underlying the RSUs vest on May 15, 2026 or the day before the next annual meeting of our stockholders, if earlier, subject to the director’s continued service with us. See the section titled “Board of Directors and Corporate Governance—Director Compensation” above.
(2)Includes 4,632 vested RSUs granted on December 11, 2020, 9,335 vested RSUs granted on May 20, 2021, and 11,077 vested RSUs granted on May 18, 2023 that were deferred at time of grant. These vested RSUs will be settled upon the earlier of (a) immediately prior to a Change in Control or (b) within 60 days of Mr. Seibel’s separation from the board or death.
(3)Mr. Blair and Ms. Mathew did not stand for reelection at the 2025 Annual Meeting, are no longer board members, and did not hold any outstanding equity awards as of December 31, 2025.

24	Dropbox, Inc. Proxy Statement and Notice of 2026 Annual Meeting of Stockholders

PROPOSAL NO. 1—ELECTION OF DIRECTORS
Our board of directors consists of eight directors. Until the outstanding shares of our Class B common stock represent less than a majority of the combined voting power of our common stock, we will have a single class of directors with each director elected for a one-year term and until their successor is duly elected and qualified, or until their earlier resignation or removal.
As noted above, Paul E. Jacobs is not standing for reelection at the annual meeting and therefore, following the meeting, the number of authorized directors will be decreased to seven. The board of directors is grateful for Dr. Jacobs' service.
Nominees
Our nominating and corporate governance committee has recommended, and our board of directors has approved, Andrew W. Houston, Lisa Campbell, Warren Jenson, Andrew Moore, Abhay Parasnis, Karen Peacock and Michael Seibel as nominees for election as directors at the Annual Meeting. Each of the nominees is an incumbent director. If elected, each of the nominees will serve as directors until the 2027 annual meeting of stockholders and until their successors are duly elected and qualified. For information concerning the nominees, please see “Board of Directors and Corporate Governance.” We expect that each of Dr. Moore, Messrs. Houston, Jenson, Parasnis and Seibel, and Mss. Campbell and Peacock will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our board of directors to fill such vacancy.
If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Dr. Moore, Messrs. Houston, Jenson, Parasnis and Seibel, and Mss. Campbell and Peacock. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.
Vote Required
Each director is elected by a plurality of the votes of the shares present virtually or represented by proxy at the meeting and entitled to vote on the election of directors at the Annual Meeting. “Plurality” means that the seven nominees who receive the largest number of votes cast “For” such nominees are elected as directors. As a result, any shares not voted “For” a particular nominee (whether as a result of a "Withhold" vote or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES NAMED ABOVE.

Dropbox, Inc. Proxy Statement and Notice of 2026 Annual Meeting of Stockholders	25

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has appointed Ernst & Young LLP, an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending December 31, 2026. Ernst & Young LLP has served as our independent registered public accounting firm since 2013.
At the Annual Meeting, our stockholders are being asked to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2026. Our audit committee is submitting the appointment of Ernst & Young LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Notwithstanding the appointment of Ernst & Young LLP, and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of our company and our stockholders. If our stockholders do not ratify the appointment of Ernst & Young LLP, our board of directors may reconsider the appointment. Representatives of Ernst & Young LLP will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees for professional audit services and other services rendered to our company by Ernst & Young LLP for our fiscal years ended December 31, 2025 and 2024.

	2025	2024

Audit Fees(1)	$3,843,000	$4,780,000
Audit-Related Fees(2)	$1,318,000	$1,744,000
Tax Fees(3)	$49,000	$239,000
All Other Fees(4)	$7,000	$7,000
Total Fees	$5,217,000	$6,770,000
(1)Consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements, audit of our internal controls over financial reporting, reviews of our quarterly consolidated financial statements, related accounting consultations, and statutory audits of our international subsidiaries.
(2)Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements, audit of our internal controls over financial reporting, and not reported under “Audit Fees”. This includes fees for professional services with respect to the Statement on Standards for Attestation Engagements (SSAE) No. 18 and other service organization control related examinations, certifications, and assessments.
(3)Tax Fees consist of fees for professional services for domestic and international tax advisory services.
(4)Consists of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above, which relate to subscription fees paid for access to online accounting research software applications.

26	Dropbox, Inc. Proxy Statement and Notice of 2026 Annual Meeting of Stockholders

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(continued)

Auditor Independence
In our fiscal year ended December 31, 2025, there were no other professional services provided by Ernst & Young LLP, other than those listed above, that would have required our audit committee to consider their compatibility with maintaining the independence of Ernst & Young LLP.
Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our audit committee is required to pre-approve all services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All services provided by Ernst & Young LLP for our fiscal years ended December 31, 2024 and 2025 were pre-approved by our audit committee.
Vote Required
The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2026 requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote against this proposal, and broker non-votes will have no effect.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Dropbox, Inc. Proxy Statement and Notice of 2026 Annual Meeting of Stockholders	27

REPORT OF THE AUDIT COMMITTEE
The audit committee is a committee of the board of directors comprised solely of independent directors as required by Nasdaq listing standards and SEC rules and regulations. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. With respect to Dropbox’s financial reporting process, Dropbox’s management is responsible for (1) establishing and maintaining internal controls and (2) preparing Dropbox’s consolidated financial statements. Dropbox’s independent registered public accounting firm, Ernst & Young LLP (“Ernst & Young”), is responsible for performing an independent audit of Dropbox’s consolidated financial statements and the effectiveness of the company’s internal control over financial reporting. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare Dropbox’s financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:
•reviewed and discussed the audited consolidated financial statements with management, internal audit and Ernst & Young;
•discussed with Ernst & Young the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and
•received the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Ernst & Young its independence.
Based on the audit committee’s review and discussions with management and Ernst & Young, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2025 for filing with the SEC.
Respectfully submitted by the members of the audit committee of the board of directors:
Warren Jenson (Chair)
Lisa Campbell
Andrew Moore
This report of the audit committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

28	Dropbox, Inc. Proxy Statement and Notice of 2026 Annual Meeting of Stockholders

PROPOSAL NO. 3—ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with Section 14A of the Exchange Act and SEC rules, we are providing our stockholders with the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.
The Say-on-Pay vote is advisory, and therefore is not binding on us, our talent and compensation committee, or our board of directors. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which our talent and compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our talent and compensation committee value the opinions of our stockholders. To the extent there is any significant vote against the compensation of our named executive officers as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote and consider our stockholders’ concerns, and our talent and compensation committee will evaluate whether any actions are necessary to address those concerns.
We believe that the information provided in the section titled “Executive Compensation,” and in particular the information discussed in the section titled “Executive Compensation—Compensation Discussion and Analysis— Executive Compensation Philosophy and Objectives,” demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in the proxy statement for the Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and narrative discussion and other related disclosure.”
Vote Required
The approval, on an advisory basis, of the compensation of our named executive officers, requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote against this proposal, and broker non-votes will have no effect.
As an advisory vote, the result of this proposal is non-binding. Although the vote is non-binding, our board of directors and our talent and compensation committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Dropbox, Inc. Proxy Statement and Notice of 2026 Annual Meeting of Stockholders	29

PROPOSAL NO. 4—PROPOSAL TO APPROVE AN AMENDMENT AND RESTATEMENT OF OUR ARTICLES (JURY TRIAL WAIVER)

Overview and Background
In March 2025, we reincorporated to Nevada from Delaware and the company is now incorporated under the laws of the State of Nevada, and governed by Chapters 78 and 92A of the Nevada Revised Statutes (“NRS”).
As described below, in May 2025, the Nevada Legislature enacted Assembly Bill No. 239 (“AB 239”) which permits a Nevada corporation to include a provision in its articles of incorporation specifying that certain “internal actions” filed in Nevada state court must be tried by the presiding judge as the trier of fact. In consultation with counsel, our board of directors has evaluated this and certain other changes to our Articles and has approved, and recommended that our stockholders approve, the amendment and restatement of our Articles to include a limited jury trial waiver and make certain contextual and other ministerial amendments.
Description of Proposed Amendments
Limited Jury Trial Waiver
AB 239 amended NRS 78.046 to permit a Nevada corporation to include a provision in its articles of incorporation specifying that, to the extent not inconsistent with U.S. federal law, all or certain “internal actions” (as defined in NRS 78.046) filed in Nevada state court must be tried before the presiding judge as the trier of fact, rather than before a jury. Under NRS 78.046, “internal actions” include any action, suit or proceeding:
•Brought in the name or right of the corporation;
•For or based upon any breach of fiduciary duty owed by any director, officer or controlling stockholder; or
•Arising pursuant to, or to interpret, apply, enforce or determine the validity of, any provision of NRS Title 7 (which includes Nevada’s corporation statutes), the articles of incorporation, the bylaws or any agreement entered into pursuant to NRS 78.365 to which the corporation is a party or a stated beneficiary thereof.
A limited jury trial waiver must appear in the corporation’s articles of incorporation, which requires both board and stockholder approval.
Our board of directors believes that a limited jury trial waiver in our articles of incorporation would enhance the predictability and efficiency of resolving disputes relating to “internal actions” (as described above). A limited jury trial waiver for internal actions, such as fiduciary duty claims or derivative suits, could help these matters resolve more quickly and with greater consistency, potentially reducing litigation uncertainty, legal costs, and the potential for unpredictable outcomes that could negatively affect our operations or stockholder value. Including a limited jury trial waiver in the proposed amendments to our Articles also aligns our framework more closely with how we previously operated under Delaware law, where internal actions would have been tried before a judge in the Delaware Chancery Court, rather than before a jury.
In light of this update in Nevada law, our board is proposing to amend and restate our Articles to include the limited jury trial waiver, as permitted by NRS 78.046.
Certain Other Changes
In connection with consideration of our proposal to amend and restate our Articles with respect to the limited jury trial waiver, the company considered additional textual and immaterial matters that require update in our Articles, and the company has included certain contextual and other ministerial revisions in the proposed amendments, including new defined terms and drafting refinements. If approved, the amendments to our Articles contemplated by this Proposal No. 4 would be filed with the Nevada Secretary of State in an amendment and restatement of our Articles.
Taking into account the benefits our board of directors believes would accrue to the company and its stockholders with a limited jury trial waiver, along with incorporating certain textual and immaterial revisions, our board of directors has unanimously determined that it is advisable and in the best interests of the company and our stockholders to approve these amendments to our Articles and has approved and adopted the proposed amendment and restatement of our Articles, subject to approval by our stockholders.

30	Dropbox, Inc. Proxy Statement and Notice of 2026 Annual Meeting of Stockholders

PROPOSAL NO. 4—PROPOSAL TO APPROVE AN AMENDMENT AND RESTATEMENT OF OUR ARTICLES (JURY TRIAL WAIVER) (continued)
Text of Proposed New Article
ARTICLE XI
LIMITED WAIVER OF JURY TRIAL
To the fullest extent not inconsistent with any applicable U.S. federal laws, any and all “internal actions” (as defined in NRS 78.046) must be tried in a court of competent jurisdiction before the presiding judge as the trier of fact and not before a jury. This Article XI shall conclusively operate as a waiver of the right to trial by jury by each party to any such internal action.

* * *
A copy of the proposed amended and restated Articles showing the proposed revisions, with deleted text shown in strikethrough and added text shown as underlined in blue, is included as Appendix B to this proxy statement. All stockholders are encouraged to read the proposed amended and restated Articles in its entirety for a more complete description of its terms.
Accordingly, we ask our stockholders to vote on the following resolution:
"RESOLVED, that the company’s stockholders approve the company’s proposed amendment and restatement of our Articles with respect to the limited jury trial waiver and related contextual and other ministerial amendments, as set forth in Appendix B."
Vote Required
The approval of the amendment and restatement of our Articles to include the limited jury trial waiver (and other contextual and other ministerial revisions) requires the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of our common stock entitled to vote thereon, voting together as a single class. As a result, abstentions and broker non-votes will have the same effect as a vote “against” this proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSED AMENDED AND RESTATED ARTICLES WITH RESPECT TO THE LIMITED JURY TRIAL WAIVER AND RELATED CONTEXTUAL AND OTHER MINISTERIAL AMENDMENTS.

Dropbox, Inc. Proxy Statement and Notice of 2026 Annual Meeting of Stockholders	31

EXECUTIVE OFFICERS
The following table identifies certain information about our current executive officers as of April 6, 2026. Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.

Name	Age	Position

Andrew W. Houston	43	Chief Executive Officer, Co-Founder, and Chair
Ross Tennenbaum	47	Chief Financial Officer
William Yoon	47	Chief Legal Officer
Ali Dasdan	56	Chief Technology Officer
Ashraf Alkarmi	47	General Manager and Senior Vice President, Core Products
Eric Webster	48	Chief Business Officer
Executive Officer Biographies
For Mr. Houston's biography, see the section titled “Board of Directors and Corporate Governance—Nominees for Director.”
Ross Tennenbaum. Ross Tennenbaum has served as Dropbox's Chief Financial Officer since December 2025. Prior to joining Dropbox, Mr. Tennenbaum served in several leadership roles at Avalara, an agentic tax and compliance company, where he served as President from April 2024 to December 2025, as Chief Financial Officer from April 2020 to April 2024, and as Executive Vice President, Strategic Initiatives group from March 2019 to April 2024. He previously served as Vice President and later Managing Director, Software Investment Banking at Goldman Sachs from 2014 to 2019. Prior to Goldman Sachs, Mr. Tennenbaum served as Associate and later Vice President, Software Investment Banking at Credit Suisse from 2009 to 2014. Mr. Tennenbaum holds a B.S. in Finance and Economics from the University of Florida and an M.B.A. in Finance and Venture Capital from The Wharton School of the University of Pennsylvania.
William Yoon. William Yoon has served as Dropbox's Chief Legal Officer since March 2025. Previously, he served as Dropbox's Vice President, Product Counseling & Privacy from September 2021 to March 2025 and as Dropbox's Chief Privacy Officer since 2020. He first joined Dropbox in 2013, when he established the company’s product counseling team, and has since taken on increasing responsibilities, most recently overseeing product counseling, privacy, commercial, litigation, and regulatory. In addition to Dropbox, Mr. Yoon has held leadership roles in product counseling and privacy functions at Facebook and Google. Prior to joining Google, Mr. Yoon practiced law at Foley & Lardner LLP from 2006 to 2010. Mr. Yoon holds a Juris Doctor from Northwestern University Pritzker School of Law and a Bachelor of Arts in Government - Latin American Studies from Cornell University.
Ali Dasdan. Ali Dasdan has served as Dropbox's Chief Technology Officer since March 2025. Prior to joining Dropbox, he served as the Executive Vice President and Chief Technology Officer at Zoominfo Technologies, Inc., a comprehensive sales and marketing intelligence software-as-a-service platform, from January 2023 to March 2025. From April 2019 to January 2023, Mr. Dasdan worked at Atlassian Corporation Plc, or Atlassian, an enterprise software company, where he served as Head of Engineering for Confluence Cloud and, later, Head of Engineering for Work Management for All. Prior to joining Atlassian, Mr. Dasdan was Head of Engineering and Product at Poynt LLC, a platform for next generation payments, from 2018 to 2019 and he was Head of Engineering, Data and Marketing Automation at Tesco PLC, or Tesco, a multinational grocery and general merchandise retailer, from 2016 to 2018. Prior to his role at Tesco, Mr. Dasdan held various engineering and product management leadership roles at other technology companies, including Turn Inc., eBay Inc., Yahoo! Inc., and Synopsys, Inc. Mr. Dasdan holds a PhD in Computer Science from the University of Illinois at Urbana-Champaign, USA, an MSc in Computer Engineering from Bilkent University, Türkiye and a BSc in Computer Engineering from Bogazici University, Türkiye.
Ashraf Alkarmi. Ashraf Alkarmi has served as Dropbox's General Manager and Senior Vice President, Core Products since November 2024. Previously, he served as Chief Product Officer at Vimeo, Inc. from July 2022 to September 2024. He also served as Director, General Manager, Freevee at Amazon.com, Inc., or Amazon, from May 2018 to June 2022, Founder and CEO of PresAsk from January 2013 to July 2021, Head of Product at Meta Platforms, Inc. from January 2017 to May 2018, and as Head of Product at Amazon from June 2013 to January 2017. Mr. Alkarmi has also served in various senior positions at Brightcove, Inc., Nokia Corporation and Motorola Solutions, Inc. Mr. Alkarmi received his Bachelor of Science in Electrical Engineering from University of Jordan in 2002, his Master of Science in Electrical Engineering from Southern Illinois University, Carbondale in 2004, and his Master of Arts in Management and Operations from Harvard University in 2009.
Eric Webster. Eric Webster has served as Dropbox's Chief Business Officer since December 2025. Prior to joining Dropbox, he served as Operating Partner, GTM at Silversmith Capital Partners from April 2025 to December 2025. He previously served as Senior Vice President of Sales at Salesforce from June 2019 to March 2025. Prior to Salesforce, Mr. Webster served as Chief Revenue Officer at Mighty AI (acquired by UBER) from 2015 to 2019. He also served as a Mentor with Techstars from 2020 to 2023. Mr. Webster holds a B.S. in Management from Northeastern University.

32	Dropbox, Inc. Proxy Statement and Notice of 2026 Annual Meeting of Stockholders

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes the material elements of our executive compensation program during 2025. It also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices. Finally, it analyzes how and why our talent and compensation committee arrived at the specific compensation decisions for our executive officers, including our named executive officers in 2025, and discusses the key factors that our talent and compensation committee considered in determining their compensation.
Our named executive officers for 2025 were:

Named Executive Officer	Title

Andrew W. Houston	Chief Executive Officer
Ross Tennenbaum(1)	Chief Financial Officer
Timothy Regan(2)	Former Chief Financial Officer
William Yoon(3)	Chief Legal Officer
Ali Dasdan(4)	Chief Technology Officer
Ashraf Alkarmi	General Manager and Senior Vice President, Core Products

(1)Mr. Tennenbaum has served as our Chief Financial Officer since December 2025.
(2)Mr. Regan resigned as our Chief Financial Officer, effective December 16, 2025.
(3)Mr. Yoon has served as our Chief Legal Officer since March 2025.
(4)Mr. Dasdan has served as our Chief Technology Officer since March 2025.

Certain Fiscal 2025 Leadership Changes
As previously disclosed, certain leadership changes occurred in fiscal year 2025. We remain focused on ensuring our executive leadership team has the depth of experience necessary to advance our strategic priorities, including scaling Dropbox Dash and strengthening our core file storage and sync experience.
In December 2025, Mr. Regan, former Chief Financial Officer of Dropbox, notified the company of his decision to resign to pursue the next chapter of his career after more than five years as Chief Financial Officer and nine years with the company. As a result, the board of directors appointed Mr. Tennenbaum as the company's Chief Financial Officer in December 2025.
In addition, in March 2025, Mr. Yoon was appointed as Chief Legal Officer to replace our prior Chief Legal Officer upon his resignation. Mr. Yoon previously served as our Vice President, Product Counseling & Privacy and has over a decade of experience with Dropbox.
The board of directors also appointed Mr. Dasdan as the company's Chief Technology Officer in March 2025.
Additional information on Messrs. Tennenbaum, Yoon, and Dasdan can be found in their biographies set forth above.
Executive Summary
Who We Are
Dropbox is the one place to keep life organized and keep work moving.
We were founded in 2007 with a simple idea: Life would be a lot better if everyone could access their most important information anytime from any device. We’ve largely accomplished that mission by building tools to help people work from anywhere—and along the way we recognized that for most of our users, sharing and collaborating on the Dropbox platform was even more valuable than storing files.
Our market opportunity grew as we’ve expanded from keeping files in sync to keeping teams in sync. Today, we are focused on reimagining the way work gets done by reducing the inordinate amount of time and energy the world spends on “work about work”—tedious tasks like searching for content, switching between applications, and managing workflows. We believe the need for our platform will continue to grow as teams become more fluid and global, and content is increasingly fragmented across incompatible tools and devices. Dropbox breaks down silos by centralizing the flow of information between the products and services our users prefer, even if they’re not our own. In a world where using technology at work can be fragmented and distracting, Dropbox makes it easy to focus on the work that matters.

Dropbox, Inc. Proxy Statement and Notice of 2026 Annual Meeting of Stockholders	33

EXECUTIVE COMPENSATION (continued)
By solving these universal problems, we've become invaluable to our users. The popularity of our platform allows us to scale efficiently. We’ve built a thriving global business with 18.08 million paying users as of December 31, 2025.
2025 Business Results and Business Strategy

Business Results			Business Strategy

	$2,548.2
•From our founding, we’ve focused on simplifying the lives of our users. In a world where business software can be frustrating to use, challenging to integrate, and expensive to sell, we take a different approach.
•While traditional tools developed in the desktop age have struggled to keep up with evolving user demands, Dropbox was designed for the cloud era. We build simple, beautiful products that bring joy to our users and make it easier for them to do their best work.
•Every year, millions of users sign up for Dropbox. Bottom-up adoption within organizations has been critical to our strategy and success as users increasingly choose their own tools at work. We generate over 90% of our revenue from self-serve channels—users who purchase a subscription through our app or website.
•Dropbox allows individuals, teams, and organizations to collaborate more effectively and focus on the work that matters. Anyone can sign up for free through our website or app, and upgrade to a paid subscription plan for premium features.

Revenue ($M)		$2,521.0

	2024	2025

	18.22
Paying Users (M)		18.08

	2024	2025

	$140.23
Average Revenue per Paying User		$138.91

	2024	2025

		40.6%
	36.4%
Non-GAAP Operating Margin

	2024	2025

		930.8

	$871.6

Free Cash Flow ($M)

	2024	2025
*A reconciliation of GAAP to non-GAAP results is provided in Appendix A.

34	Dropbox, Inc. Proxy Statement and Notice of 2026 Annual Meeting of Stockholders

EXECUTIVE COMPENSATION (continued)
Executive Compensation Policies and Practices
Our talent and compensation committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the competitive market in which we compete for executive talent. The following summarizes our key executive compensation program and related policies and practices:

What we do	What we don’t do

✔Maintain an Independent Talent and Compensation Committee. The talent and compensation committee consists solely of independent directors who establish our executive compensation policies and practices.
✔Retain an Independent Compensation Advisor. The talent and compensation committee has engaged its own compensation consultant to provide information, analysis, and other advice on executive compensation independent of management. This consultant performed no other consulting or other services for us in 2025.
✔Stock Ownership Guidelines. We maintain robust stock ownership guidelines for our Chief Executive Officer, our executive officers, and the independent members of our board of directors.
✔Compensation Clawback Policy. We maintain a Nasdaq-compliant clawback policy covering both cash and equity compensation.
✔Annual Executive Compensation Review. The talent and compensation committee conducts an annual review of our compensation strategy and a review of our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk-taking.
✔Compensation At-Risk. Our executive compensation program is designed so that a significant portion of our executive officers' compensation is “at-risk” based on corporate performance, as well as equity-based, to align the interests of our executive officers and stockholders.
✔Use a Pay-for-Performance Philosophy. The majority of our executive officers’ compensation is directly linked to corporate performance; we also structure their annual target total direct compensation opportunities with a significant long-term equity component, thereby making a substantial portion of each executive officer’s annual target total direct compensation dependent upon our stock price and/or total stockholder return.
✔Succession Planning. We review the risks associated with our key executive officer positions to ensure adequate succession plans are in place.

✗No Guaranteed Bonuses. We do not provide guaranteed bonuses to our executive officers.
✗No Executive Retirement Plans. We do not offer defined benefit pension plans or any non-qualified deferred compensation plans or arrangements to our executive officers, other than the plans and arrangements that are available to all employees.
✗No Hedging or Pledging. We prohibit our employees (including our executive officers) and the non-employee members of our board of directors from hedging or pledging our securities.
✗No Tax Payments on Perquisites. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits.
✗No Excise Tax Payments on Future Post-Employment Compensation Arrangements. We do not provide any excise tax reimbursement payments (including “gross-ups”) on payments or benefits contingent upon a change in control of the company.
✗No Special Welfare or Health Benefits. We do not provide our executive officers with any welfare or health benefit programs, other than participation in our broad-based employee programs. All highly compensated employees are eligible for special long-term disability insurance.

Dropbox, Inc. Proxy Statement and Notice of 2026 Annual Meeting of Stockholders	35

EXECUTIVE COMPENSATION (continued)
Executive Compensation Philosophy and Objectives
Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:
•Provide market-competitive compensation and benefit levels that will attract, retain, motivate, and reward a highly-talented team of executive officers within the context of responsible cost management;
•Establish a direct link between our financial, operational, and strategic objectives and results, as well as our values, and the compensation of our executive officers; and
•Align the interests and objectives of our executive officers with those of our stockholders by linking their long-term equity incentive compensation opportunities to long-term stockholder value creation and their cash incentives to our annual performance.
Pay-for-Performance
We believe our executive compensation program is reasonable, competitive, and appropriately balances the goals of attracting, motivating, rewarding, and retaining our executive officers with the goal of aligning their interests with those of our stockholders. To achieve this alignment and to motivate and reward individual initiative and effort, a substantial portion of our executive officers’ target annual total direct compensation opportunity is both variable in nature and “at-risk.”
We emphasize variable compensation that appropriately rewards our executive officers through two separate compensation elements:
•Our annual cash bonus plan provides cash payments if our executive officers produce short-term financial, operational, and/or strategic results that meet or exceed the objectives set forth in our annual operating plan.
•Equity-based awards, which represent a majority of our executive officers’ annual target total direct compensation opportunities, the value of which depends entirely on the value of our common stock, incentivize our executive officers to build sustainable long-term value for the benefit of our stockholders.
These variable pay elements are intended to result in a substantial portion of our executive officers’ annual target total direct compensation opportunities being contingent (rather than fixed) in nature, with the amounts ultimately payable subject to variability above or below target levels commensurate with our actual performance.
We believe that this design provides balanced incentives for our executive officers to drive financial performance and long-term growth. Our talent and compensation committee regularly evaluates the relationship between the reported values of the equity awards granted to our executive officers and the amount of realizable and realized value from such awards in subsequent years.
Compensation-Setting Process
Role of Talent and Compensation Committee and the Stock Committee
The talent and compensation committee discharges many of the responsibilities of our board of directors relating to the compensation of our executives and non-employee directors. The talent and compensation committee has overall responsibility for overseeing our compensation and benefits policies generally, and overseeing and evaluating the compensation plans, policies and practices applicable to our Chief Executive Officer and other executive officers.
The talent and compensation committee makes all final decisions regarding the compensation of our Chief Executive Officer and our other executive officers.
In carrying out its responsibilities, the talent and compensation committee evaluates our compensation policies and practices with a focus on the degree to which these policies and practices reflect our executive compensation philosophy, develops strategies and makes decisions that it believes further our philosophy or align with developments in executive compensation practices, and reviews the performance of our executive officers.
The talent and compensation committee’s authority, duties, and responsibilities are further described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available on our investor relations website at investors.dropbox.com.

36	Dropbox, Inc. Proxy Statement and Notice of 2026 Annual Meeting of Stockholders

EXECUTIVE COMPENSATION (continued)
We also formed a stock committee, which is currently composed of our Chief Financial Officer, our Chief People Officer, and a non-employee director appointed by our talent and compensation committee. The stock committee has authority to grant equity awards to (a) employees who are not executive officers and (b) consultants subject to certain limitations established from time to time by the talent and compensation committee.
Role of Compensation Consultant
The talent and compensation committee engages an external compensation consultant to assist the committee in discharging its responsibilities by providing information, analysis, and other guidance relating to our executive compensation program and the decisions resulting from its annual executive compensation review. The compensation consultant reports directly to the talent and compensation committee and its chair and serves at the discretion of the talent and compensation committee, which reviews the engagement annually.
For 2025, the talent and compensation committee retained Compensia to serve as its compensation consultant to advise on executive and director compensation matters, including competitive market pay practices for our executive officers, and data selection of the compensation peer group used for purposes of Compensia's competitive market and other analyses.
During 2025, Compensia attended talent and compensation committee meetings and provided the following services:
•Consulted with the talent and compensation committee chair and other members between talent and compensation committee meetings;
•Conducted a review, identification and updating of our compensation peer group;
•Provided a competitive market analysis based on data drawn from the compensation peer group for our executive officer positions, including new hire compensation, and evaluated how the compensation of our executive officers compared both to our performance and to how the companies in our compensation peer group compensate their executives in comparable positions;
•Provided a competitive market analysis based on data drawn from the compensation peer group for non-employee directors, and evaluated how the compensation of our non-employee directors compared to how the companies in our compensation peer group compensate their non-employee directors;
•Reviewed and analyzed base salary levels, annual cash bonus opportunities, and long-term equity incentive compensation opportunities of our executive officers;
•Conducted a “burn rate” and “overhang” analysis;
•Conducted a review and analysis of short-term and long-term incentive compensation program designs;
•Conducted a review and analysis of the competitive market with respect to the compensation arrangements for the Chief Financial Officer position;
•Assessed executive compensation trends within our industry, and provided updates on corporate governance and regulatory issues and developments;
•Reviewed our executive compensation disclosure;
•Assessed compensation risk to determine whether our compensation policies and practices are reasonably likely to have a material adverse impact on the company; and
•Supported on other ad hoc matters throughout the year.
Compensia did not provide any services to us other than the consulting services to the talent and compensation committee. The talent and compensation committee regularly reviews the objectivity and independence of the advice provided by its compensation consultant on executive and director compensation matters. The talent and compensation committee has evaluated Compensia’s engagement, and based on the six factors for assessing independence and identifying potential conflicts of interest that are set forth in Rule 10C-1(b)(4) of the Exchange Act, Rule 5605(d)(3)(D) of the Nasdaq Marketplace Rules, and such other factors as were deemed relevant under the circumstances, has determined that its relationship with Compensia and the work of Compensia on behalf of the talent and compensation committee did not raise any conflict of interest, and that Compensia is independent as defined in Rule 5605(a)(2) of the Nasdaq Marketplace Rules.

Dropbox, Inc. Proxy Statement and Notice of 2026 Annual Meeting of Stockholders	37

EXECUTIVE COMPENSATION (continued)
Role of Management
In discharging its responsibilities, the talent and compensation committee also works with members of our management, including our Chief Executive Officer. Our management assists the talent and compensation committee by providing information on corporate and individual performance, competitive market data, and management’s perspective and recommendations on compensation matters.
Typically, our Chief Executive Officer makes recommendations to the talent and compensation committee regarding compensation matters, including adjustments to annual cash compensation, long-term equity incentive compensation opportunities, and program structures, for our executive officers, except with respect to his own compensation. At the beginning of each year, our Chief Executive Officer reviews the performance of our other executive officers, including our other named executive officers, based on such individual’s level of success in accomplishing the business objectives established for him or her for the prior year and their overall performance during that year, and then shares these evaluations with, and makes recommendations to, the talent and compensation committee for each element of compensation as described above.
The talent and compensation committee reviews and discusses these recommendations and proposals with our Chief Executive Officer and uses them as one factor in determining and approving the compensation for our executive officers.
Our Chief Executive Officer also attends meetings of our board of directors and the talent and compensation committee at which executive compensation matters are discussed, except with respect to discussions involving his own compensation. Decisions with respect to our Chief Executive Officer’s compensation are made solely by our talent and compensation committee, which is comprised entirely of independent members of our board of directors.
Competitive Positioning
For purposes of assessing our executive compensation against the competitive market, the talent and compensation committee reviews and considers the compensation levels and practices of a select group of peer companies. This compensation peer group consists of technology companies that are similar to us in terms of revenue, market capitalization, geographical location, and industry sector.
The companies in the compensation peer group for 2025 were approved in August 2024 on the basis of their similarity to us, as determined using the following criteria, each as of July 2024:
•revenue – approximately 0.4x to approximately 2.5x our last four fiscal quarter revenue of approximately $2.5 billion (approximately $1.0 billion to $6.3 billion);
•market capitalization – approximately 0.2x to approximately 5.0x our market capitalization of approximately $7.5 billion (approximately $1.5 billion to $37.5 billion);
•industry sector – software and SaaS, internet services and infrastructure, interactive media services, software, technology hardware and storage, transaction and payment processing services, and certain SaaS companies not classified as such; and
•relevance – software-as-a-service model or product similarity.

38	Dropbox, Inc. Proxy Statement and Notice of 2026 Annual Meeting of Stockholders

EXECUTIVE COMPENSATION (continued)
In selecting the 2025 compensation peer group, the talent and compensation committee chose companies that resulted in us being near the median of the group as of July 2024, in terms of both revenue and market capitalization.

2024 Compensation Peer Group	Changes to Peer Group	2025 Compensation Peer Group

Affirm Holdings	Removed:	Affirm Holdings
AppLovin	Splunk (acquired)	AppLovin
Box		Box
DocuSign		DocuSign
Dolby Laboratories		Dolby Laboratories
Elastic		Elastic
Etsy		Etsy
F5		F5
GoDaddy		GoDaddy
HubSpot		HubSpot
Informatica	Added: None	Informatica
Nutanix		Nutanix
Okta		Okta
Paycom Software		Paycom Software
Pinterest		Pinterest
Pure Storage		Pure Storage
RingCentral		RingCentral
Roku		Roku
Splunk		Teradata
Teradata		Zoom Communications
Zoom Communications
The compensation practices of the compensation peer group were the primary guide used by the talent and compensation committee in 2025 to compare the competitiveness of each compensation element and our annual target total direct compensation (base salary, target annual cash bonus opportunities, and target long-term equity incentive compensation opportunities) for our executive officers.
To analyze the compensation practices of our compensation peer group, Compensia gathered data from public filings of the peer group companies, as well as from the Radford Global Technology Survey. This market data was then used as a reference point for the talent and compensation committee to assess our current compensation levels in the course of its deliberations on compensation forms and amounts. The talent and compensation committee does not engage in formal benchmarking against other companies’ compensation programs or practices to establish our compensation levels or make specific compensation recommendations with respect to our executive officers, including our named executive officers.
The talent and compensation committee reviews our compensation peer group each year and adjusts its composition if warranted, taking into account changes in both our business and the businesses of the companies in the peer group.
Compensation Setting
The talent and compensation committee reviews the base salary levels, target annual cash bonus opportunities, and target long-term equity incentive compensation opportunities of our executive officers and all related performance criteria at the beginning of each year, or more frequently as warranted.
We do not establish a specific target for formulating the annual target total direct compensation opportunities of our executive officers, including our named executive officers.

Dropbox, Inc. Proxy Statement and Notice of 2026 Annual Meeting of Stockholders	39

EXECUTIVE COMPENSATION (continued)
In making decisions about the compensation of our executive officers, the talent and compensation committee relies primarily on its general experience and subjective considerations of various factors, including the following:

•Our executive compensation program objectives;
•Our performance against the financial, operational, and strategic objectives established by the talent and compensation committee and our board of directors;
•Each individual executive officer’s knowledge, skills, experience, qualifications, and tenure relative to other similarly-situated executives at the companies in our compensation peer group and/or selected broad-based compensation surveys;
•The scope of each executive officer’s role and responsibilities compared to other similarly-situated executives at the companies in our compensation peer group and/or selected broad-based compensation surveys;
•The prior performance of each individual executive officer, based on a subjective assessment of their contributions to our overall performance, ability to lead their business unit or function, and work as part of a team, all of which reflect our core values;

•The potential of each individual executive officer to contribute to our long-term financial, operational, and strategic objectives;
•Our Chief Executive Officer’s compensation relative to that of our executive officers, and compensation parity among our executive officers;
•Our financial performance and profile relative to our compensation peers;
•The compensation practices of our compensation peer group and the positioning of each executive officer’s compensation in a ranking of peer company compensation levels based on an analysis of competitive market data; and
•The recommendations of our Chief Executive Officer with respect to the compensation of our other executive officers.

These factors provide the framework for compensation decision-making for each executive officer. No single factor is determinative in setting compensation levels, nor is the impact of any individual factor on the determination of pay levels quantifiable.
We do not weight these factors in any predetermined manner, nor do we apply any formulas in developing our compensation recommendations or decisions. The members of the talent and compensation committee consider all of this information in light of their individual experience, knowledge of management, knowledge of the competitive market, knowledge of each executive officer, and business judgment in making their decisions.
In addition, the talent and compensation committee considered feedback from our stockholders and the result of our most recent Say-on-Pay vote. Our fiscal 2025 Say-on-Pay vote reflected 98.8% support from our stockholders, based on the percentage of the stockholder votes present and entitled to vote on the proposal. The talent and compensation committee believes this indicates that our stockholders support the philosophy, strategy, objectives, and administration of our executive compensation programs.
The talent and compensation committee also considers the potential risks in our business when designing and administering our executive compensation program and believes our balanced approach to performance measurement and pay delivery serves to avoid misaligned incentives for individuals to undertake excessive or inappropriate risk.
Compensation Elements
In 2025, the principal elements of our executive compensation program, and the purposes for each element, were as follows:

Element	Type of Element	Compensation Element	Objective

Base Salary	Fixed	Cash	Attract and retain highly talented executives by providing fixed compensation amounts that are competitive in the market and reward performance.

Annual Cash Bonus	Variable	Cash	Motivate our executives to achieve annual business objectives set forth in our annual operating plan and provide financial incentives when we meet or exceed these annual objectives.

Long-Term Equity Incentive Compensation	Variable	Equity	Align the interests of our executives and our stockholders by motivating them to create sustainable long-term stockholder value.

40	Dropbox, Inc. Proxy Statement and Notice of 2026 Annual Meeting of Stockholders

EXECUTIVE COMPENSATION (continued)
Mix of Pay
Our primary focus in compensating our executive officers is on the longer-term and performance-based elements of their annual target total direct compensation opportunities. Under our 2025 executive compensation program, approximately 96% of the annual target total direct compensation opportunities of our named executive officers (excluding our CEO), as of December 31, 2025, was variable in the form of annual cash bonus and long-term equity incentive compensation. Our CEO’s mix of pay was weighted equally between base salary and annual bonus. Mr. Houston does not receive annual equity awards due to his significant holdings as a co-founder and the “Co-Founder Grant” (in the form of a restricted stock award) he received in December 2017 prior to our IPO. Details of Mr. Houston’s Co-Founder Grant are further described in “Co-Founder Grant” below.

*The pay mix calculations for "Other Named Executive Officers" include all other NEOs with the exception of Mr. Tennenbaum given his December 2025 start date.

Dropbox, Inc. Proxy Statement and Notice of 2026 Annual Meeting of Stockholders	41

EXECUTIVE COMPENSATION (continued)
Base Salary
We use base salary to provide our executive officers with a specified level of cash compensation during the year with the expectation that they will perform their responsibilities to the best of their ability and in our best interests.
Generally, we establish the initial base salaries of our executive officers through arm’s-length negotiations at the time of hire, taking into account their position, qualifications, experience, and the base salaries of our other executive officers. Thereafter, the talent and compensation committee reviews the base salaries of our executive officers each year as part of its annual compensation review, with input from our Chief Executive Officer (except with respect to his own base salary) and makes adjustments as it determines to be reasonable and necessary to reflect the scope of an executive officer’s performance, individual contributions and responsibilities, position in the case of a promotion, and competitive market conditions.
In March 2025, the talent and compensation committee reviewed the base salaries of our incumbent executive officers, including our incumbent named executive officers at that time, taking into consideration a competitive market analysis prepared by our compensation consultant and the recommendations of our Chief Executive Officer (except with respect to his own base salary), as well as the other factors described in “Compensation-Setting Process—Compensation Setting” above. The base salaries of Messrs. Houston, Regan and Alkarmi were maintained at their 2024 levels because the talent and compensation committee determined their current base salaries continued to reflect the competitive market for their positions. Mr. Yoon's base salary was increased in connection with his appointment as Chief Legal Officer to reflect his increased responsibilities in his new role.
Base salaries for Messrs. Dasdan and Tennenbaum were determined by the talent and compensation committee in connection with their hiring, prior to commencement of employment. Mr. Dasdan’s initial base salary was set in December 2024 in advance of his March 2025 start date, and Mr. Tennenbaum’s initial base salary was set in advance of his December 2025 start date. In each case, these initial base salary determinations were made taking into account a competitive market analysis prepared by the talent and compensation committee's compensation consultant and the recommendations of our Chief Executive Officer, as well as the other factors described in the section titled “Executive Compensation—Compensation-Setting Process—Compensation Setting” above.
The base salaries of our named executive officers for 2025 were:

Named Executive Officer	Base Salary as of End of 2024 ($)	Base Salary as of End of 2025 ($)	Percentage (Decrease) / Increase

Andrew W. Houston	800,000	800,000	0%
Ross Tennenbaum(1)	—	550,000	N/A
Timothy Regan(2)	560,000	560,000	0%
William Yoon(3)	420,000	475,000	13%
Ali Dasdan(4)	—	500,000	N/A
Ashraf Alkarmi	500,000	500,000	0%
(1)     Mr. Tennenbaum was appointed as Chief Financial Officer in December 2025.
(2)     Mr. Regan's role as Chief Financial Officer ended on December 16, 2025, and his employment with the company ended in March 2026.
(3)     Mr. Yoon was appointed as Chief Legal Officer in March 2025, and his 2025 base salary increase was in connection with his appointment.
(4)     Mr. Dasdan was appointed as Chief Technology Officer in March 2025.
The base salaries paid to our named executive officers during 2025 are set forth in the “Summary Compensation Table for Fiscal Year 2025” below.
As noted above. Mr. Regan’s role as Chief Financial Officer ended on December 16, 2025, and his employment with the company ended in March 2026. Following his resignation as Chief Financial Officer, Mr. Regan continued to serve as a non-executive employee of the company to ensure a smooth transition. Mr. Regan received a one-time advisory fee cash payment of $250,000 in December 2025 in connection with his continued service.
Annual Cash Bonuses
In January 2025, the talent and compensation committee, with input from management, adopted our 2025 annual cash bonus plan (the “2025 Cash Bonus Plan”), which was designed to provide financial incentives for our executive officers if we met or exceeded the pre-established threshold levels for annual revenue and non-GAAP operating margin established under our 2025 annual operating plan. The 2025 Cash Bonus Plan is funded based on our actual achievement against the pre-established target levels for the applicable corporate performance measure.

42	Dropbox, Inc. Proxy Statement and Notice of 2026 Annual Meeting of Stockholders

EXECUTIVE COMPENSATION (continued)
Target Annual Cash Bonus Opportunities
Under the 2025 Cash Bonus Plan, annual cash bonus opportunities and payments were based upon an eligible percentage of each participant’s base salary. In March 2025, the talent and compensation committee reviewed and approved the target annual cash bonus opportunities of our then-current executive officers, taking into consideration a competitive market analysis prepared by our compensation consultant and the recommendations of our Chief Executive Officer (except with respect to his own target annual cash bonus opportunity) as well as the other factors described in “Compensation-Setting Process—Compensation Setting” above. Based on this review, the talent and compensation committee decided to make no adjustment to the 2024 target annual cash bonus opportunity (as a percentage of base salary) of each of our then-current named executive officers.
Mr. Yoon's target annual cash bonus opportunity was increased from 50% to 75% of his base salary in connection with his appointment as Chief Legal Officer to reflect his increased responsibilities in his new role and taking into consideration a competitive market analysis prepared by the talent and compensation committee's compensation consultant and the recommendations of our Chief Executive Officer, as well as the other factors described in “Compensation-Setting Process—Compensation Setting” above.
Target annual cash bonus opportunities for Messrs. Dasdan, and Tennenbaum were determined by the talent and compensation committee in connection with their hiring, prior to commencement of employment. Mr. Dasdan’s initial target annual cash bonus opportunity was set in December 2024 in advance of his March 2025 start date; and Mr. Tennenbaum’s 2026 target annual cash bonus opportunity was set in advance of his December 2025 start date. In each case, target annual cash bonus opportunity determinations were made taking into account a competitive market analysis prepared by the talent and compensation committee's compensation consultant and the recommendations of our Chief Executive Officer, as well as the other factors described in “Compensation-Setting Process—Compensation Setting” above.
The 2025 target annual cash bonus opportunities for our named executive officers were:

Named Executive Officer	Target Annual Cash Bonus Opportunity (as a Percentage of Base Salary)	2025 Target Annual Cash Bonus Opportunity ($)(1)

Andrew W. Houston	100%	800,000
Ross Tennenbaum(2)	—	—
Timothy Regan	85%	476,000
William Yoon(3)	75%	320,188
Ali Dasdan(4)	100%	416,438
Ashraf Alkarmi	100%	500,000
(1)Target annual cash bonus opportunities are shown as of December 31, 2025. Target annual cash bonus opportunities are prorated as applicable to reflect any salary and/or target bonus changes as well as employment start dates in 2025.
(2)Mr. Tennenbaum joined the company in December 2025 and therefore was not eligible to receive an annual cash bonus for 2025.
(3)Mr. Yoon's target annual cash bonus opportunity reflects the adjustments to his base salary and target annual cash bonus opportunity during 2025 in connection with his appointment to Chief Legal Officer.
(4)Mr. Dasdan's target annual cash bonus amount is prorated based on his start date.
Potential annual cash bonus payments for our executive officers under the 2025 Cash Bonus Plan ranged from zero to 187.5% of their target annual cash bonus opportunity.

Individual Bonus Target % of Salary	Corporate Performance 0% - 125%	Individual Performance 0% -150%	Bonus Payout 0% - 187.5% of Target

Revenue (67% weight)		Non-GAAP Operating Margin (33% weight)

Dropbox, Inc. Proxy Statement and Notice of 2026 Annual Meeting of Stockholders	43

EXECUTIVE COMPENSATION (continued)
 Corporate Performance Measure
The talent and compensation committee approved annual revenue (weighted 67%) and non-GAAP operating margin (weighted 33%) as components of the corporate performance measure under the 2025 Cash Bonus Plan because it believes incorporating both annual revenue and non-GAAP operating margin aligns with our emphasis on driving profitable growth. For purposes of the 2025 Cash Bonus Plan, “annual revenue” was calculated by excluding the impact of foreign exchange from our annual revenue reflected in our audited financial statements for the 2025 fiscal year. For purposes of the 2025 Cash Bonus plan, “non-GAAP operating margin” was calculated by excluding the impact of stock-based compensation expense, acquisition-related and other expenses, amortization of acquired intangible assets, workforce reduction expenses, and net gains and losses on real estate assets. These adjustments were made to provide a clearer view of our core operating performance for the year.
In January 2025, the talent and compensation committee set the target performance levels under the 2025 Cash Bonus Plan at (i) $2,502 million for annual revenue and (ii) 39.0% for non-GAAP operating margin. In addition, the talent and compensation committee approved the performance matrix for funding the 2025 Cash Bonus Plan (as described below).
With respect to the annual revenue performance measure, funding was 0% if revenue did not meet the threshold performance level of $2,426 million. At 97% of the target revenue performance level, funding was 50%. For performance between 97% and 100% of target, the funding percentage increased linearly up to 100% at target performance. For performance between 100% and 103% of target, the funding percentage increased linearly from 100% to a maximum of 125% at 103% of target revenue. The maximum annual revenue bonus funding percentage was 125%.
For the non-GAAP operating margin performance measure, bonus funding was 0% if performance fell below the 35.1% threshold level. At 35.1%, bonus funding was 50%. Funding then increased linearly from 50% at 35.1% to 100% at the target performance level of 39.0%. Above target, funding increased linearly from 100% at 39.0% to a maximum of 125% at 42.9%. The maximum bonus funding percentage for this component was 125%.

	Weight	Threshold	Target	Maximum
Revenue ($M)	67%	$2,426	$2,502	$2,577
Non-GAAP Operating Margin	33%	35.1%	39.0%	42.9%
Individual Performance Factor
In determining the amount of annual cash bonus payments under the 2025 Cash Bonus Plan, the talent and compensation committee considered an evaluation of each bonus eligible executive officer’s individual performance for the year. Generally, this evaluation involved, in the case of our Chief Executive Officer, an evaluation of his performance by the talent and compensation committee and, in the case of our other executive officers, an evaluation by our Chief Executive Officer. These evaluations were based on an overall subjective assessment of each bonus eligible executive officer's performance based on company priorities for the year, and no single factor was determinative in setting bonus payout levels, nor was the impact of any individual factor on the bonus quantifiable. Dropbox operates in a highly competitive industry and we set a high bar for performance expectations for each one of our named executive officers. Our named executive officers are evaluated based on their overall performance, impact, and results.

44	Dropbox, Inc. Proxy Statement and Notice of 2026 Annual Meeting of Stockholders

EXECUTIVE COMPENSATION (continued)
2025 Annual Cash Bonus Decisions
In March 2026, the talent and compensation committee, based on its evaluation of our performance against our annual operating plan, determined the size of the bonus pool based on our performance during 2025 and determined the annual cash bonus payments for our bonus eligible executive officers, including our bonus eligible named executive officers, pursuant to the 2025 Cash Bonus Plan. The talent and compensation committee reviewed our actual annual revenue performance for 2025 and determined that, for purposes of the calculation used for the 2025 Cash Bonus Plan, we had achieved annual revenue of $2,518 million, which was 101% of our annual revenue target for the year. In addition, the talent and compensation committee determined that we had achieved non-GAAP operating margin of 40.7% (for purposes of the calculation used for the 2025 Cash Bonus Plan) compared to our target of 39.0% for the year. Our revenue and non-GAAP operating margin performances resulted in a corporate performance measure of 107.3%. Accordingly, the talent and compensation committee approved a bonus funding percentage of 107.3% with respect to the corporate performance measure.
Our Chief Executive Officer evaluated the achievement of each other bonus eligible executive officer and formulated a recommendation for each such executive officer’s annual cash bonus payment for consideration by the talent and compensation committee. These recommendations were based on our Chief Executive Officer’s subjective assessment of each individual’s contributions taking into account company priorities for the year. In the case of our Chief Executive Officer, the talent and compensation committee evaluated our financial and operational performance for 2025 and formulated an annual cash bonus payment for him based on the subjective assessment of his performance.
Based on these evaluations, the talent and compensation committee approved the annual cash bonus payments for our bonus eligible named executive officers for 2025 as set forth in the table below, including adjustments for the named executive officer's individual performance factor.

Named Executive Officer	Target Annual Cash Bonus Payment ($)	Annual Cash Bonus Payment ($)	Percentage of Target Annual Cash Bonus Actually Paid

Andrew W. Houston	800,000	750,400	94%
Ross Tennenbaum	—	—	—
Timothy Regan(1)	476,000	558,000	117%
William Yoon	320,188	375,000	117%
Ali Dasdan	416,438	391,000	94%
Ashraf Alkarmi	500,000	586,000	117%
(1)    Due to his continued employment through March 2026, Mr. Regan remained eligible to receive an annual cash bonus payment based on his 2025 target annual cash bonus opportunity.
The annual cash bonus payments made to our named executive officers for 2025 are set forth in the “Summary Compensation Table for Fiscal Year 2025” below.
Long-Term Equity Incentive Compensation
We view long-term equity incentive compensation as a critical element of our executive compensation program. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our executive officers to create value for our stockholders. Equity awards also help us retain qualified executive officers in a competitive market.
The amount and forms of the equity awards granted to our executive officers are determined by the talent and compensation committee after considering a competitive market analysis prepared by our compensation consultant, the recommendation of our Chief Executive Officer (other than for himself), and the factors described in the section titled “Executive Compensation—Compensation-Setting Process—Compensation Setting” above. The size of the equity awards is also intended to be competitive and result in target total direct compensation opportunities that the talent and compensation committee believes are reasonable and appropriate taking into consideration the factors described in the preceding sentence.
In March 2025, the talent and compensation committee approved equity grants in the form of restricted stock unit awards (“RSUs”) covering our Class A common stock to Messrs. Regan and Yoon, each of which were effective April 1, 2025. Separately, the talent and compensation committee approved a new hire award for Mr. Alkarmi, which was granted effective January 1, 2025 and a new hire award for Mr. Dasdan, which was granted effective April 1, 2025.

Dropbox, Inc. Proxy Statement and Notice of 2026 Annual Meeting of Stockholders	45

EXECUTIVE COMPENSATION (continued)
Differentiation was made among our named executive officers based on the talent and compensation committee’s review of a competitive market analysis for their respective positions, internal equity, past performance, and expected future contributions. Mr. Houston did not receive an equity grant in 2025 in light of his significant ownership position in the company and the Co-Founder Grant he received in 2017. The equity awards granted to our named executive officers in 2025 were as follows:

Named Executive Officer	RSUs(1)	Aggregate Grant Date Fair Value ($)

Andrew W. Houston	—	—
Ross Tennenbaum(2)	—	—
Timothy Regan	209,777	5,603,144
William Yoon	190,706	5,093,757
Ali Dasdan	610,260	16,300,045
Ashraf Alkarmi	537,936	16,159,597
(1)The time-based RSU awards granted to Messrs. Regan Yoon, Dasdan, and Alkarmi were scheduled to vest over a four-year period in equal quarterly installments. The unvested portion of the RSU awards previously granted to Mr. Regan terminated upon his departure from the company.
(2)Mr. Tennenbaum joined the company in December 2025 and, in connection with his hiring, he was granted an equity award in January 2026.
The equity awards granted to our named executive officers during 2025 are set forth in the “Summary Compensation Table for Fiscal Year 2025” and under “Grants of Plan-Based Awards in 2025” below.
CFO Sign On Bonus
As noted above, Mr. Tennenbaum was not eligible to receive a bonus under the 2025 Cash Bonus Plan. However, in connection with his hiring, the talent and compensation committee approved a one-time sign-on bonus in the aggregate amount of $350,000 to Mr. Tennenbaum, which was paid in December 2025.
Performance Achievement of Mr. Houston’s Co-Founder Grant
In December 2017, our board approved a grant to Mr. Houston (our co-founder, Chief Executive Officer and chair of the board of directors) of a restricted stock award ("RSA") with respect to 10.3 million shares of Class A common stock in the aggregate (the “Co-Founder Grant”). The Co-Founder Grant has service-based, market-based, and performance-based vesting conditions. The Co-Founder Grant is eligible to vest over the ten-year period following the closing of our initial public offering. The Co-Founder Grant is comprised of nine tranches that are eligible to vest based on the achievement of stock price goals (each, a “Stock Price Target”), measured over a consecutive thirty-day trading period during the Performance Period (defined below), as follows:

Company Stock Price Target	Shares Eligible to Vest for Mr. Houston

$30.00	2,066,667(1)
$37.50	1,033,334
$45.00	1,033,334
$52.50	1,033,333
$60.00	1,033,333
$67.50	1,033,333
$75.00	1,033,333
$82.50	1,033,333
$90.00	1,033,333
(1)This tranche was vested and achieved on November 15, 2021.

46	Dropbox, Inc. Proxy Statement and Notice of 2026 Annual Meeting of Stockholders

EXECUTIVE COMPENSATION (continued)
The Performance Period began on January 2, 2019, and ends on the earliest to occur of: (i) the date on which all shares subject to the Co-Founder Grant vests, (ii) the date Mr. Houston ceases to satisfy the service-based vesting condition, and (iii) March 23, 2028 (“Performance Period”). During 2021, the $30.00 Stock Price Target was achieved and as a result, on November 15, 2021, Mr. Houston vested into 2,066,667 shares. The remaining tranches covering 8,266,666 shares remain outstanding and eligible to vest based on the achievement of the applicable stock price goals and fulfilling the service-based condition. No additional tranches were earned or vested during 2025.
Welfare and Health Benefits
We have established a tax-qualified Section 401(k) retirement savings plan for our executive officers, including our named executive officers, and other employees who satisfy certain eligibility requirements. Currently, we match contributions made by participants in the plan as follows: dollar for dollar up to a maximum of $6,000 per calendar year.
We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code (the “Code”), so that contributions by participants to the plan, and income earned on plan contributions, are not taxable to participants until withdrawn from the plan.
Additional benefits received by our executive officers include medical, dental, and vision insurance, fertility benefits, an employee assistance program, commuter and wellness reimbursement programs, health and dependent care flexible spending accounts, health savings accounts, basic and voluntary life and accidental death and dismemberment insurance and disability insurance. All of these benefits are provided to our executive officers on the same basis as to all of our employees.
We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed, based upon regular monitoring of applicable laws and practices, changes to the working arrangements of our employees and the competitive market.
Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our executive officers except as generally made available to our employees, or in situations where we believe it is appropriate to assist an individual in the performance of their duties, to make him or her more efficient and effective, and for recruitment and retention purposes.
In 2025, the talent and compensation committee approved the continued provision of security measures for Mr. Houston. We consider the security measures provided to Mr. Houston to be reasonable and necessary expenses for the benefit of the company and not a personal benefit. However, in accordance with SEC disclosure rules, the aggregate incremental cost of these services is reported in the “Summary Compensation Table for Fiscal Year 2025.” The talent and compensation committee periodically reviews the nature and cost of this program in relation to Mr. Houston’s security profile. In connection with this review, in August 2025, the talent and compensation committee approved Mr. Houston's participation in a security program with an annual limit of $605,000. The talent and compensation committee later approved an increase to this annual limit to $610,222 to reflect the actual cost of the security services for Mr. Houston in 2025.
In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraphs. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the talent and compensation committee.

Dropbox, Inc. Proxy Statement and Notice of 2026 Annual Meeting of Stockholders	47

EXECUTIVE COMPENSATION (continued)
Stock Ownership Guidelines
The talent and compensation committee of our board adopted stock ownership guidelines for our independent directors and executive officers, including our Chief Executive Officer. Under these guidelines (i) our Chief Executive Officer is required to acquire and own stock or stock equivalents in an amount equal to five times his annual base salary and (ii) our executive officers (other than our Chief Executive Officer) are required to acquire and own stock or stock equivalents in an amount equal to two times their base annual salary.
For these purposes, owned stock includes shares of stock owned directly or indirectly by the covered individual, but does not include unexercised, unvested or unearned equity awards (including unexercised stock options). Executive officers (including our Chief Executive Officer) are required to meet the applicable ownership requirements within five years of the later of (i) December 1, 2023 or (ii) such executive officer's hire, appointment, promotion or election date, as applicable.
At the end of fiscal 2025, all of our then-current named executive officers have met, exceeded, or are on track to meet, these guidelines based on their current rate of stock accumulations in the time frames set out in the stock ownership guidelines.
Practices with Regard to Timing of Equity Awards
Our board and the talent and compensation committee of our board does not take material nonpublic information into account when determining the timing and terms of equity grants. We do not have a policy or practice to time equity grants based on the release of material non-public information. We did not grant stock options to any of our named executive officers in 2025 and have never granted stock appreciation rights.
Compensation Recovery Policy
In August 2023, the talent and compensation committee adopted a compensation recovery ("clawback") policy in compliance with Nasdaq and SEC requirements. Consistent with the requirements, for compensation received after October 2, 2023 and during the applicable covered period (which generally includes the three completed fiscal years prior to the restatement date), the clawback policy requires the company to recover excess incentive-based compensation from current and former executives that is granted, earned or vested based upon the attainment of a financial reporting measure in the event of an accounting restatement due to material non-compliance with any financial reporting requirement under U.S. securities laws that was in excess of what would have been received had the incentive-based compensation been determined based on the restated amounts.
Employment Arrangements
We have entered into written employment letters with our Chief Executive Officer and each of our other executive officers. Each of these arrangements was approved on our behalf by the talent and compensation committee or our board of directors.
In filling each of our executive positions, our board of directors or the talent and compensation committee, as applicable, recognized that we would need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, our board of directors and the talent and compensation committee were sensitive to the need to integrate new executive officers into the executive compensation structure, balancing both competitive and internal equity considerations.
Each of our employment arrangements provides for “at will” employment (meaning that either we or the executive officer may terminate the employment relationship at any time with or without cause) and sets forth the initial compensation arrangements for the executive officer, including an initial base salary, participation in our employee benefit programs, an equity award recommendation, and, in some cases, sign-on bonuses and reimbursement or payment of relocation expenses. These employment arrangements also prohibit the executive officer from engaging directly or indirectly in competition with us during their employment, diverting our customers to a competitor, or disclosing our confidential information or business practices, and recruiting or soliciting any of our employees for a period after their employment.
Our executive officers are also eligible to enter into change in control and severance agreements with the company. These post-employment compensation terms are discussed in “Post-Employment Compensation” below.

48	Dropbox, Inc. Proxy Statement and Notice of 2026 Annual Meeting of Stockholders

EXECUTIVE COMPENSATION (continued)
Post-Employment Compensation
We have entered into change in control and severance agreements with each of our executive officers, including each of our named executive officers. These agreements provide these individuals with certain protection in the event of their termination of employment under specified circumstances, including following a change in control of the company.
We believe that these protections were necessary to induce these individuals to accept a demanding position with the company and help retain them. These arrangements provide reasonable compensation to an executive officer if they leave our employ under certain circumstances to facilitate transition to new employment. Further, in some instances, we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement as a condition to receiving post-employment compensation payments or benefits. We also believe that these arrangements help maintain our executive officers’ continued focus and dedication to their fiduciary duties under Nevada law. The terms and conditions were approved by our board of directors after an analysis of competitive market data.
All payments and benefits in the event of a change in control of the company are payable only if there is a subsequent loss of employment by an executive officer (a so-called “double-trigger” arrangement). In the case of the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement to protect against the loss of retention value following a change in control of the company, and to avoid windfalls, both of which could occur if vesting of either equity or cash-based awards accelerated automatically as a result of the transaction.
Mr. Houston’s Co-Founder Grant (as described below) is eligible to vest in connection with our acquisition if the per share deal price in the acquisition causes a Stock Price Target that has not previously been achieved to be satisfied, in which case the tranche(s) of shares corresponding to that Stock Price Target will vest. Additionally, if the acquisition price falls between a Stock Price Target that has been achieved and one that has not, then a portion of that tranche of shares will vest based on a linear interpolation between each of these Stock Price Targets. See the section titled “Potential Payments on Termination or Change in Control” below for additional details.
Hedging and Pledging Prohibitions
As part of our Insider Trading Policy, our employees (including our executive officers and the non-employee members of our board of directors) are prohibited from trading in publicly-traded options, such as puts and calls, and other derivative securities with respect to our securities. This includes any hedging or similar transaction designed to decrease the risks associated with holding shares of our common stock. In addition, our employees (including our executive officers and the non-employee members of our board of directors) are prohibited from holding our common stock in a margin account or pledging our securities as collateral for a loan.
Tax and Accounting Considerations
We take the applicable tax and accounting requirements into consideration in designing and operating our executive compensation program.
Deductibility of Executive Compensation
Generally, Section 162(m) of the Code disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to their Chief Executive Officer and certain other current and former executive officers that are “covered employees” within the meaning of Section 162(m) of the Code, subject to certain exceptions, including certain compensation paid pursuant to a compensation plan in existence before the effective date of our initial public offering.
The talent and compensation committee has not adopted a policy that all equity or other compensation must be deductible. In approving the amount and form of compensation for our executive officers, the talent and compensation committee considers all elements of our cost of providing such compensation, including the potential impact of Section 162(m) of the Code. The talent and compensation committee may, in its judgment, approve compensation that may not be deductible for federal income tax purposes when it believes that such compensation is in our best interests and the best interests of our stockholders.

Dropbox, Inc. Proxy Statement and Notice of 2026 Annual Meeting of Stockholders	49

EXECUTIVE COMPENSATION (continued)
Taxation of Parachute Payments and Deferred Compensation
We do not provide, and have no obligation to provide, any of our named executive officers with a “gross-up” payment for any tax liability he or she might owe because of the application of Sections 280G, 4999 or 409A of the Code. If any of the payments or benefits provided for under the change in control and severance agreements or otherwise payable to a named executive officer would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax, he or she would receive either full payment of such payments and benefits or such lesser amount that would cause no portion of the payments and benefits being subject to the excise tax, whichever results in the greater after-tax benefits to our named executive officer.
Accounting for Stock-Based Compensation
Our talent and compensation committee considers accounting effects in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is ASC Topic 718, the standard which governs the accounting treatment of stock-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, restricted stock units and restricted stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may realize no value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their share-based payment awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.
We estimated the grant date fair value of Mr. Houston’s Co-Founder Grant using a model based on multiple stock price paths developed through the use of a Monte Carlo simulation that incorporates into the valuation the possibility that the Stock Price Targets may not be satisfied. The average grant date fair value of the Co-Founder Grant was estimated to be $10.60 per share, and we will recognize total stock-based compensation expense of $109.6 million over the requisite service period of each tranche, which ranged from 2.9 to 6.9 years, using the accelerated attribution method. As of December 31, 2024, Mr. Houston's Co-Founder Grant has been fully recognized, and no further stock-based compensation expense related to the Co-Founder Grant remains.
The fair value of the Co-Founder Grant, whereby vesting is contingent on meeting certain market conditions was estimated using the following assumptions:

Grant date	12/12/2017
Expected IPO date	3/31/2018
Lock-up period	1/1/2019
Expiration date	3/31/2028
Grant price	$17.15
Expected volatility	40.0%
Risk-free interest rate (continuous)	2.38%
Expected dividends	0%
Expected grant date, expected IPO date, lock-up period, and expiration date. The Grant Date, expected IPO date, and the expiration of the lock-up period were estimates at the time of the valuation and correspond to the terms defined in the Restricted Stock Award Agreement.
Grant price. The grant price is based on the valuation of Common Stock as of December 12, 2017.
Expected volatility. Expected volatility is based on the average of the implied volatility of the longer at-the-money call option and the annualized daily return volatility over the greater of the trading history or the term for each one of the guideline companies. The concluded volatility is then based on the median of the comparable companies.
Risk-free interest rate. The risk-free interest rate is interpolated based on the U.S. Treasury rates sourced from S&P Capital IQ with a term commensurate with the remaining performance period.
Expected dividend. The company has not paid and does not expect to pay dividends. Consequently, the company uses an expected dividend yield of zero.

50	Dropbox, Inc. Proxy Statement and Notice of 2026 Annual Meeting of Stockholders

EXECUTIVE COMPENSATION (continued)
Report of the Compensation Committee
The talent and compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the talent and compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and Dropbox’s Annual Report on Form 10-K for our fiscal year ended December 31, 2025.
Respectfully submitted by the members of the talent and compensation committee of the board of directors:
Paul E. Jacobs* (Chair)
Abhay Parasnis
Karen Peacock
Michael Seibel
* - Dr. Jacobs joined the talent and compensation committee in May 2025.

Dropbox, Inc. Proxy Statement and Notice of 2026 Annual Meeting of Stockholders	51

EXECUTIVE COMPENSATION (continued)
Compensation Risk Assessment
Our management regularly assesses and discusses with the talent and compensation committee our compensation programs, policies, and practices for our employees as they relate to our risk management. In this regard, we undertake a risk review of our employee compensation programs, policies, and practices (including our executive compensation program) each year to determine whether these programs, policies, and practices contain features that might create undue risks or encourage unnecessary and excessive risk-taking that could threaten our value. Based upon this review, we believe that any risks arising from such programs, policies, and practices are not reasonably likely to have a material adverse effect on us.
Our employees’ base salaries are fixed in amount and thus we do not believe that they encourage excessive risk-taking. While performance-based cash bonuses and sales commissions focus on achievement of short-term or annual goals, which may encourage the taking of short-term risks at the expense of long-term results, we believe that our compensation policies and the risk mitigation features of our cash bonus plans help mitigate this risk and our performance-based cash bonuses and sales commissions are limited, representing a small portion of the total compensation opportunities available to most non-executive employees. We also believe that our performance-based cash bonuses and sales commissions appropriately balance risk and the desire to focus our employees on specific short-term goals important to our success, and do not encourage unnecessary or excessive risk-taking.
A significant proportion of the compensation provided to most of our employees involves long-term incentive compensation in the form of equity awards that we believe are important to help further align our employees’ interests with those of our stockholders. These equity awards directly tie their expectations of compensation to their contributions to the long-term value of our company. We do not believe that these equity awards encourage unnecessary or excessive risk-taking given their multi-year vesting schedules and since their ultimate value is tied to our stock price.

52	Dropbox, Inc. Proxy Statement and Notice of 2026 Annual Meeting of Stockholders

EXECUTIVE COMPENSATION (continued)
Summary Compensation Table for Fiscal Year 2025

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Non-equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)		Total ($)

Andrew W. Houston Chief Executive Officer and Co-Founder	2025	800,000	—		—	750,400	616,222	(4)	2,166,622
	2024	756,250	—		—	551,480	398,775	(4)	1,706,505
	2023	625,000	—		—	485,000	429,577	(4)	1,539,577
Ross Tennenbaum Chief Financial Officer	2025	22,917	350,000	(5)	—	—	—		372,917
	2024	—	—		—	—	—		—
	2023	—	—		—	—	—		—
Timothy Regan Former Chief Financial Officer	2025	560,000	—		5,603,144	558,000	256,000	(6)	6,977,144
	2024	560,000	—		5,034,474	623,000	6,000		6,223,474
	2023	560,000	—		4,761,200	348,000	6,000		5,675,200
William Yoon Chief Legal Officer	2025	461,250	—		5,093,757	375,000	9,273		5,939,280
	2024	—	—		—	—	—		—
	2023	—	—		—	—	—		—
Ali Dasdan Chief Technology Officer	2025	415,063	—		16,300,045	391,000	9,488		17,115,597
	2024	—	—		—	—	—		—
	2023	—	—		—	—	—		—
Ashraf Alkarmi General Manager and Senior Vice President, Core Products	2025	500,000	—		16,159,597	586,000	9,808		17,255,405
	2024	—	—		—	—	—		—
	2023	—	—		—	—	—		—
(1)Unless otherwise described in the footnotes below, the amounts reported represent the aggregate grant date fair value of the stock awards based on the closing price for a share of our Class A common stock as reported by Nasdaq on the day immediately preceding the grant date, calculated in accordance with ASC Topic 718.
(2)The amounts reported represent the amounts payable under our cash bonus plans for 2023, 2024, and 2025, respectively. See the section titled “Executive Compensation—Compensation Elements—Annual Cash Bonuses” above.
(3)Unless otherwise noted, the amount reported includes matching 401(k) contributions in 2023, 2024, and 2025, respectively.
(4)Includes expenses related to security programs and related costs.
(5)The amount reported represents a sign-on bonus pursuant to the terms of the offer letter that we entered into with Mr. Tennenbaum in December 2025.
(6)Mr. Regan received a one-time advisory fee cash payment of $250,000 in December 2025 in connection with his continued service as a non-executive employee of the company to ensure a smooth transition. Mr. Regan did not otherwise receive any other compensation in connection with his termination of employment.

Dropbox, Inc. Proxy Statement and Notice of 2026 Annual Meeting of Stockholders	53

EXECUTIVE COMPENSATION (continued)
Grants of Plan-Based Awards in 2025
The following table shows all plan-based awards granted to our named executive officers during fiscal 2025.

		Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			All Other Stock Awards: Number of Shares (#)	Grant Date Fair Value of Stock Awards ($)(2)
Name	Grant Date		Threshold	Target	Maximum

Andrew W. Houston	—	—	200,000	800,000	1,500,000	—	—
Ross Tennenbaum	—	—	—	—	—	—	—
Timothy Regan	—	—	119,000	476,000	892,500	—	—
	4/1/2025	3/5/2025	—	—	—	209,777	5,603,144
William Yoon	—	—	80,047	320,188	600,353	—	—
	4/1/2025	3/6/2025	—	—	—	190,706	5,093,757
Ali Dasdan	—	—	104,110	416,438	780,821	—	—
	4/1/2025	3/5/2025	—	—	—	610,260	16,300,045
Ashraf Alkarmi	—	—	125,000	500,000	937,500	—	—
	1/1/2025	12/9/2024	—	—	—	537,936	16,159,597
(1)Each of these grants was made pursuant to our 2025 Cash Bonus Plan, as described in greater detail under the section titled “Executive Compensation—Compensation Elements – Annual Cash Bonuses” above.
(2)Amounts reported represent the aggregate grant date fair value of the RSUs based on the closing price for a share of our Class A common stock as reported by Nasdaq on the day immediately preceding the grant date, calculated in accordance with ASC Topic 718.

54	Dropbox, Inc. Proxy Statement and Notice of 2026 Annual Meeting of Stockholders

EXECUTIVE COMPENSATION (continued)
Outstanding Equity Awards at 2025 Year-End
The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2025.

Name	Grant date	Option awards				Stock Awards

		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)

Andrew W. Houston	12/12/17(2)	—	—	—	—	8,266,666	229,813,315
Ross Tennenbaum	—	—	—	—	—	—	—
Timothy Regan	4/1/2022(3)	—	—	—	—	12,615	350,697
	4/1/2023(3)	—	—	—	—	68,819	1,913,168
	4/1/2024(3)	—	—	—	—	116,539	3,239,784
	4/1/2025(3)	—	—	—	—	170,444	4,738,343
William Yoon	4/1/2022(3)	—	—	—	—	2,803	77,923
	4/1/2023(3)	—	—	—	—	15,293	425,145
	4/1/2024(3)	—	—	—	—	23,436	651,521
	4/1/2025(3)	—	—	—	—	154,949	4,307,582
Ali Dasdan	4/1/2025(3)	—	—	—	—	495,836	13,784,241
Ashraf Alkarmi	1/1/2025(3)	—	—	—	—	403,452	11,215,966
(1)The closing price of our Class A common stock on December 31, 2025, the last trading day of the year, was $27.80 per share.
(2)This award represents RSAs granted to Mr. Houston pursuant to a stand-alone restricted stock award agreement. The shares underlying the RSAs are Class A common stock. RSAs vest over a period of up to ten years upon achievement of service-based, market-based, and liquidity event-related performance vesting conditions. See the section titled “Executive Compensation—Co-Founder Grant” below.
(3)1/16th of the total number of shares of our Class A common stock underlying the RSUs vests in equal quarterly installments on the Quarterly Vesting Dates, subject to continued service through each such vesting date.
Co-Founder Grant
In December 2017, our board of directors approved the Co-Founder Grant. The Co-Founder Grant has service-based, market-based, and performance-based vesting conditions as described above in the section titled “Executive Compensation—“Performance Achievement of Mr. Houston’s Co-Founder Grant.”

Dropbox, Inc. Proxy Statement and Notice of 2026 Annual Meeting of Stockholders	55

EXECUTIVE COMPENSATION (continued)
Option Exercises and Stock Vested in 2025
The following table shows all stock awards vested, and value realized upon vesting, by our named executive officers during fiscal 2025.

	Option Awards		Stock Awards

Name	Option Awards – Shares Acquired on Exercise (#)	Option Awards – Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Andrew W. Houston	—	—	—	—
Ross Tennenbaum	—	—	—	—
Timothy Regan	—	—	207,593	6,246,955
William Yoon	—	—	73,147	2,173,500
Ali Dasdan	—	—	114,424	3,344,993
Ashraf Alkarmi	—	—	134,484	4,050,658
(1)The value realized upon vesting of RSAs or RSUs, as applicable, is calculated by multiplying the number of shares vested by the closing price for a share of our Class A common stock on the trading day immediately preceding the vesting date.
Potential Payments on Termination or Change in Control
Change in Control and Severance Agreements
In order to recruit and maintain a stable and effective management team, the talent and compensation committee believes it is appropriate and necessary to provide assurance of certain severance and change in control benefits approved by the talent and compensation committee, in consultation with its compensation consultant. We entered into change in control and severance agreements with each of our named executive officers that provide for the severance and change in control payments and benefits described below.
Basic Severance
If a named executive officer’s employment is terminated by us other than for “cause,” death, or “disability” or they resign for “good reason” (as such terms are defined in their change in control and severance agreement), in either case, outside the Change in Control Period (as defined below), they will be eligible to receive the following payments and benefits:
•a lump-sum payment equal to 50% of annual base salary as of immediately before their termination (or, if the termination is due to a resignation for good reason based on a material reduction in base salary, then as of immediately before such reduction);
•if they elect to continue health insurance coverage for themselves and their eligible dependents under COBRA, our payment of the monthly premium for such COBRA continuation coverage for up to 6 months (or monthly taxable payments to him or her in lieu of our payment of such premiums); and
•in the case of Messrs. Alkarmi, Dasdan, and Yoon, 3 months' accelerated vesting of the unvested portion of outstanding time-based equity awards.
The receipt of the payments and benefits above is conditioned on the named executive officer timely signing and not revoking a release of claims, returning all documents and property belonging to us, and resigning from all officer and director positions with us. Mr. Regan voluntarily terminated his employment and therefore was not eligible for accelerated vesting of his unvested awards
Change in Control Severance
If, within the three-month period prior to a change in control or during the 12-month period following a change in control (such period, the “Change in Control Period”), a named executive officer’s employment is terminated by us other than for cause, death, or disability or they resign for “good reason” (as defined in their change in control and severance agreement), they will be entitled to the following benefits:
•a lump-sum payment equal to 100% of their annual base salary as of immediately before their termination (or if the termination is due to a resignation for good reason based on a material reduction in base salary, then as of immediately before such reduction) or, if such amount is greater, as of immediately before the change in control;

56	Dropbox, Inc. Proxy Statement and Notice of 2026 Annual Meeting of Stockholders

EXECUTIVE COMPENSATION (continued)
•a lump-sum payment equal to 100% of their target annual cash bonus opportunity (for the year of their termination);
•if they elect to continue health insurance coverage for themselves and their eligible dependents under COBRA, our payment of the monthly premium for such COBRA continuation coverage for up to 12 months (or monthly taxable payments to him or her in lieu of our payment of such premiums); and
•100% accelerated vesting of all outstanding equity awards, and, with respect to equity awards with performance-based vesting, unless otherwise specified in the award agreements governing such equity awards, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels.
The receipt of the payments and benefits above is conditioned on the named executive officer timely signing and not revoking a release of claims, returning all documents and property belonging to us, and resigning from all officer and director positions with us.
In addition, if any of the payments or benefits provided for under a change in control and severance agreement or otherwise payable to a named executive officer would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax, the named executive officer would be entitled to receive either full payment of such payments and benefits or such lesser amount that would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the named executive officer. The change in control and severance agreements do not require us to provide any tax gross-up payments to our named executive officers.
Andrew Houston Co-Founder Grant
In the event of an acquisition of the company before the end of the Performance Period, Mr. Houston’s Co-Founder Grant may be eligible to vest in additional tranche(s) of shares if the per share deal price in the acquisition causes a Stock Price Target that has not previously been achieved to be satisfied, in which case the tranche(s) of shares corresponding to that Stock Price Target will vest. Additionally, if the acquisition price falls between a Stock Price Target that has been achieved and one that has not, then a portion of that tranche of shares will vest based on a linear interpolation between each of these Stock Price Targets. See the section titled “Executive Compensation—Co-Founder Grant” above.
Amount of Payments Upon Termination at 2025 Year-End
The following table describes the payments that would have been provided to each of our named executive officers in the event that they were involuntarily terminated by Dropbox without cause or resigned for good reason outside of a change in control context, assuming such termination occurred on December 31, 2025. Mr. Regan is not included in this table since he voluntarily terminated his employment with the company prior to December 31, 2025.

Name	Base Salary Component ($)	Cash Bonus Component ($)	Value of Accelerated Equity Awards ($)(1)	Value of Benefits ($)	Total ($)

Andrew W. Houston	400,000	—	—	17,511	417,511
Ross Tennenbaum	275,000	—	—	14,129	289,129
William Yoon	237,500	—	566,731	17,578	821,809
Ali Dasdan	250,000	—	1,060,320	17,578	1,327,898
Ashraf Alkarmi	250,000	—	934,664	17,578	1,202,242
(1)Value based on a per share price of $27.80, which was the closing price for a share of our Class A common stock, as reported on December 31, 2025, the last trading day of the year.

Dropbox, Inc. Proxy Statement and Notice of 2026 Annual Meeting of Stockholders	57

EXECUTIVE COMPENSATION (continued)
The following table describes the payments that would have been provided to each of our named executive officers that remained employed by the company as of December 31, 2025, upon termination of employment in connection with a change in control of Dropbox as described above, assuming such termination had occurred on December 31, 2025. Mr. Regan is not included in this table since he resigned as our Chief Financial Officer prior to December 31, 2025.

Name(1)	Base Salary Component ($)	Cash Bonus Component ($)	Value of Accelerated Equity Awards ($)(2)		280G Gross-up ($)	Value of Benefits ($)	Total ($)

Andrew W. Houston	800,000	800,000	—	(3)	—	35,021	1,635,021
Ross Tennenbaum	550,000	—	—		—	28,259	578,259
William Yoon	475,000	320,188	5,462,172		—	35,156	6,292,516
Ali Dasdan	500,000	416,438	13,784,241		—	35,156	14,735,835
Ashraf Alkarmi	500,000	500,000	11,215,966		—	35,156	12,251,122
(1)All of our named executive officers are subject to a better-after-tax provision whereby Dropbox would either pay such person (i) the full amount of their severance benefits or, alternatively (ii) an amount of certain severance benefits otherwise payable to them such that the severance benefits will not be subject to the tax imposed by Section 4999 of the Code, whichever produces the better after-tax result for such named executive officer.
(2)Unless otherwise noted, the value is based on a per share price of $27.80, which was the closing price for a share of our Class A common stock as reported on December 31, 2025, the last trading day of the year.
(3)Excludes 8,266,666 shares of Class A common stock underlying RSAs subject to Mr. Houston’s Co-Founder Grant. See the section titled “Executive Compensation—Potential Payments on Termination or Change in Control—Certain Equity Awards” above for additional information regarding the terms of Mr. Houston’s Co-Founder Grant in connection with a change in control.

58	Dropbox, Inc. Proxy Statement and Notice of 2026 Annual Meeting of Stockholders

EXECUTIVE COMPENSATION (continued)
CEO Pay Ratio
In accordance with Item 402 of Regulation S-K under the Securities Act (“Item 402”), below is the ratio of the annual total compensation of the median employee of the company to the annual total compensation of the CEO (the “Pay Ratio Disclosure”).

$2,166,622	$286,151	8:1
CEO Total Annual Compensation	Median Employee Total Compensation	CEO Pay Ratio

In order to identify our median employee, we examined the total compensation in 2025 of all employees globally, including those employed on a full-time, part-time, seasonal or temporary basis by the company as of December 31, 2025, and then such compensation was converted into U.S. dollars. We did not annualize compensation for employees who were not employed for the entire 2025 fiscal year. We chose total compensation to use as our consistently applied compensation measure. Total compensation includes each employee’s base salary, bonuses, sales commissions paid and the grant date fair market value of equity awards granted during the 12-month period from January 1, 2025 through December 31, 2025.
Our CEO had annual total compensation for 2025, calculated using the requirements of Item 402 for purposes of the Pay Ratio Disclosure, of $2,166,622. The annual total compensation of the median employee of the company for 2025, calculated using the same requirements under Item 402 for purposes of the Pay Ratio Disclosure, which included base pay, incentive compensation, the grant date fair value of equity grants and the company’s matching contribution to that employee’s 401(k) plan account, was $286,151. Accordingly, the ratio of the annual total compensation of the CEO to the annual total compensation of the median employee of the company was 8:1.
The Pay Ratio Disclosure presented above is a reasonable estimate calculated in a manner consistent with Item 402. Because the SEC’s final regulations for identifying the median employee, calculating annual total compensation and determining the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, the company’s Pay Ratio Disclosure may not be comparable to that reported by other companies.

Dropbox, Inc. Proxy Statement and Notice of 2026 Annual Meeting of Stockholders	59

EXECUTIVE COMPENSATION (continued)
Pay Versus Performance
In accordance with Item 402, below is the comparison of the total compensation actually paid to company performance (the “Pay Versus Performance Disclosure”). For further information concerning our variable pay-for-performance philosophy and how we align executive compensation with the company’s performance, refer to the section titled “Executive Compensation—Compensation Discussion and Analysis.”

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(2)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(3)	Average Compensation Actually Paid to Non-PEO NEOs ($)(4)	Value of Initial Fixed $100 Investment Based On:		Net Income ($M)(7)	Revenue ($M)(8)

					Total Company Shareholder Return ($)(5)	Peer Group Total Shareholder Return ($)(6)

2025	2,166,622	-42,424,294	9,532,069	9,530,364	125.28	258.44	508.4	2,518
2024	1,706,505	-16,215,315	7,182,866	7,498,844	135.38	200.98	452.3	2,545
2023	1,539,577	19,457,888	2,515,311	1,165,036	132.85	147.39	453.6	2,541
2022	1,146,000	-22,783,000	3,473,372	528,487	100.86	88.54	553.2	2,357
2021	1,515,269	25,163,611	2,832,378	1,261,953	110.59	137.86	335.8	2,149
(1)    The dollar amounts reported in column (b) are the amounts of total compensation reported for Mr. Houston, our Chief Executive Officer (“PEO”), for each corresponding year in the “Total” column of the applicable “Summary Compensation Table.” Refer to “Executive Compensation – Summary Compensation Table.”
(2)    The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. Houston, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Houston during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Houston’s total compensation for each year to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO ($)	Reported Value of Equity Awards ($)(a)	Equity Award Adjustments ($)(b)	Compensation Actually Paid to PEO ($)

2025	2,166,622	0	-44,590,916	-42,424,294
2024	1,706,505	0	-17,921,820	-16,215,315
2023	1,539,577	0	17,918,311	19,457,888
2022	1,146,000	0	-23,929,000	-22,783,000
2021	1,515,269	0	23,648,342	25,163,611
(a)The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” column in the “Summary Compensation Table” for the applicable year.
(b)The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the applicable year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. Fair values were computed as of the end of the respective fiscal year, other than with regards to fair values of awards that vest in each covered

60	Dropbox, Inc. Proxy Statement and Notice of 2026 Annual Meeting of Stockholders

EXECUTIVE COMPENSATION (continued)
year, which are valued as of the applicable vesting date. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Equity Awards ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)

2025	0	-44,590,916	0	0	0	0	-44,590,916
2024	0	-17,921,820	0	0	0	0	-17,921,820
2023	0	17,918,311	0	0	0	0	17,918,311
2022	0	-23,929,000	0	0	0	0	-23,929,000
2021	0	8,238,085	0	15,410,257	0	0	23,648,342
(3)    The dollar amounts reported in column (d) represent the average of the amounts reported for the company’s named executive officers (“NEOs”) as a group (excluding Mr. Houston) in the “Total” column of the “Summary Compensation Table” in each applicable year. The names of each of the NEOs (excluding Mr. Houston) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2025, Ross Tennenbaum, Tim Regan, William Yoon, Ali Dasdan, and Ashraf Alkarmi; (ii) for 2024, Tim Regan, Bart Volkmer, and Eric Cox; (iii) for 2023, Timothy Young, Tim Regan, Bart Volkmer, and Eric Cox; (iv) for 2022, Timothy Young, Tim Regan and Bart Volkmer; and (v) for 2021, Timothy Young, Tim Regan, Bart Volkmer, and Olivia Nottebohm.
(4)    The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Mr. Houston), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Mr. Houston) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group (excluding Mr. Houston) for each year to determine the compensation actually paid, using the same methodology described above in Note 2:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Average Reported Value of Equity Awards($)	Average Equity Award Adjustments ($)(a)	Average Compensation Actually Paid to Non- PEO NEOs ($)

2025	9,532,069	8,631,309	8,629,604	9,530,364
2024	7,182,866	6,566,199	6,882,177	7,498,844
2023	2,515,311	2,049,960	699,685	1,165,036
2022	3,473,372	2,607,061	-337,824	528,487
2021	2,832,378	1,946,253	375,828	1,261,953
(a)The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	(a)	(b)	(c)	(d)	(e)	(f)	Total Average Equity Award Adjustments ($)(a)

	Average Year End Fair Value of Equity Awards ($)	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)

2025	6,809,226	-107,298	1,918,157	9,520	0	0	8,629,604
2024	5,703,394	62,853	1,382,982	-267,053	0	0	6,882,177
2023	2,271,117	586,030	460,877	299,187	-2,917,528	0	699,685
2022	2,038,975	-2,637,402	479,292	-218,688	0	0	-337,824
2021	1,455,584	1,400,515	385,547	648,906	3,514,724	0	375,828
(a)The total average equity award adjustment is calculated by adding the values in columns (a), (b), (c), (d), and (f) less (e). Due to rounding, the total average equity award may not equal the total obtained by adding and subtracting the applicable columns.

Dropbox, Inc. Proxy Statement and Notice of 2026 Annual Meeting of Stockholders	61

EXECUTIVE COMPENSATION (continued)
(5)    Cumulative total shareholder return (“TSR”) is calculated as the difference between the company’s share price at the end and the beginning of the measurement period divided by the company’s share price at the beginning of the measurement period.
(6)    The peer group used for this purpose is the following published industry index: Nasdaq Computer Index.
(7)    The dollar amounts reported represent the amount of net income reflected in the company’s audited financial statements for the applicable year.
(8)    Annual revenue was calculated to exclude the impact of foreign exchange from our annual revenue reflected in our audited financial statements for the applicable fiscal year by applying the prior year weighted average exchange rate to the applicable period’s results.
Financial Performance Measures
As described in greater detail in the section titled “Executive Compensation—Compensation Discussion and Analysis,” the company’s executive compensation program reflects a variable pay-for-performance philosophy. The measures that the company uses in its short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our shareholders. The most important financial performance measures used by the company to link executive compensation actually paid to the company’s NEOs, for the most recently completed fiscal year, to the company’s performance are as follows (not listed in any order of importance):
•Revenue
•Non-GAAP operating margin
•Stock price
Analysis of the Information Presented in the Pay Versus Performance Table
As described in more detail in the section titled “Executive Compensation—Compensation Discussion and Analysis,” the company’s executive compensation program reflects a variable pay-for-performance philosophy. While the company utilizes several performance measures to align executive compensation with company performance, not all of those company measures are presented in the “Pay Versus Performance” table. Moreover, the company generally seeks to incentivize long-term performance, and therefore does not specifically align the company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, the company is providing the following descriptions of the relationships between information presented in the “Pay Versus Performance” table.
Compensation Actually Paid and Cumulative TSR
As demonstrated by the following graph, the amount of compensation actually paid to Mr. Houston decreased between 2021 and 2022, increased between 2022 and 2023, and then decreased again in 2024 and 2025. The average amount of compensation actually paid to the company’s NEOs as a group (excluding Mr. Houston) decreased between 2021 and 2022 and increased between 2022 and 2025. During that five-year period, total shareholder return has been positive. The variance in compensation actually paid over the five-year period is because a significant portion of compensation actually paid is comprised of equity awards, and in the case of Mr. Houston, vesting of equity awards is contingent upon achieving stock price targets as described in more detail in the section titled “Executive Compensation—Compensation Discussion and Analysis”.

62	Dropbox, Inc. Proxy Statement and Notice of 2026 Annual Meeting of Stockholders

EXECUTIVE COMPENSATION (continued)
Compensation Actually Paid and Net Income
As demonstrated by the following graph, the amount of compensation actually paid to Mr. Houston decreased between 2021 and 2022, increased between 2022 and 2023, and then decreased again in 2024 and 2025. Meanwhile, the company's net income stabilized at a strong position over the same period. The average amount of compensation actually paid to the company’s NEOs as a group (excluding Mr. Houston) decreased between 2021 and 2022 and increased between 2022 and 2025, while the company's net income stabilized at a strong position over the same period. We do not use net income as a performance measure in our short or long-term incentive programs and as further discussed in the section titled “Executive Compensation—Compensation Discussion and Analysis”, a majority of the total compensation for the company’s NEOs is in the form of equity and therefore tied to stock price performance.

Compensation Actually Paid to PEO versus Net Income
50,000,000
40,000,000
30,000,000
20,000,000
10,000,000
0
-10,000,000
-20,000,000
-30,000,000
-40,000,000
-50,000,000
1,500.00
1,000.00
500.00
0.00
-500.00
-1,000.00
25,163,611
19,457,888
$553
$336
$454
$452
$508
-22,783,000
-16,215,315
-42,424,294
2021
2022
2023
2024
2025
Compensation Actually Paid to PEO ($)
Net Income ($M)

Compensation Actually Paid to Non-PEO NEOs versus Net Income
15,000,000
12,000,000
9,000,000
6,000,000
3,000,000
0
2,000.00
1,500.00
1,000.00
500.00
0.00
-500.00
-1,000.00
1,261,953
528,487
1,165,036
7,498,844
9,530,364
$336
$553
$454
$452
$508
2021
2022
2023
2024
2025
Avg. Compensation Actually Paid to Non-PEO NEOs ($)
Net Income ($M)

Compensation Actually Paid and Revenue
As demonstrated by the following graph, the amount of compensation actually paid to Mr. Houston decreased between 2021 and 2022, increased between 2022 and 2023, and decreased again in 2024 and 2025. Meanwhile, the company's revenue increased between 2021 and 2024, before declining slightly in 2025. The average amount of compensation actually paid to the company’s NEOs as a group (excluding Mr. Houston) decreased between 2021 and 2022 and increased between 2022 and 2025. Over the same period, the company’s revenue increased from 2021 through 2024, followed by a slight decline in 2025. The company has determined that revenue is the financial performance measure that, in the company’s assessment, represents the most important financial measure used by the company to link compensation actually paid to the company’s NEOs, for the most recently completed fiscal year, to company performance. As further discussed above in the section titled “Executive Compensation—Compensation Discussion and Analysis”, revenue represents two-thirds of the corporate multiplier of the short-term incentive plan.

Dropbox, Inc. Proxy Statement and Notice of 2026 Annual Meeting of Stockholders	63

EXECUTIVE COMPENSATION (continued)
Cumulative TSR of the Company and Cumulative TSR of the Peer Group
As demonstrated by the following graph, the company’s cumulative TSR over the five-year period presented in the table grew by 25%, while the cumulative TSR of the peer group presented for this purpose, the Nasdaq Computer Index, was 158% over the five years presented in the graph. For more information regarding the company’s performance and the companies that the talent and compensation committee considers when determining compensation, refer to the section titled “Executive Compensation—Compensation Discussion and Analysis.”

64	Dropbox, Inc. Proxy Statement and Notice of 2026 Annual Meeting of Stockholders

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes our equity compensation plan information as of December 31, 2025. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders. The table does not include information with respect to shares subject to outstanding awards assumed by Dropbox in connection with acquisitions of the companies that originally granted those awards, nor does it include shares underlying the RSAs granted to Mr. Houston pursuant to the Co-Founder Grant. As of December 31, 2025, 3,672 shares of Class A common stock were issuable upon exercise of outstanding options assumed in connection with acquisitions. The weighted average exercise price of such outstanding options was $5.70 per share. No additional equity awards may be granted under any assumed arrangement.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)

Equity compensation plans approved by security holders(1)	25,025,423	(2)	—	(3)	104,929,698	(4)(5)
(1)Includes our 2008 Equity Incentive Plan (“2008 Plan”), 2017 Equity Incentive Plan ("2017 Plan"), and 2018 Equity Incentive Plan (“2018 Plan”). Our 2008 Plan was terminated effective March 7, 2017 and our 2017 Plan was terminated effective March 20, 2018.
(2)Includes 25,025,423 shares subject to RSUs and RSAs outstanding as of December 31, 2025 that were issued under the 2018 Plan.
(3)RSUs and RSAs do not have an exercise price. As of December 31, 2025, the company did not have any outstanding options or warrants except as otherwise noted in footnote 5 below.
(4)As of December 31, 2025, an aggregate of 129,955,121 shares of Class A common stock were available for issuance under our 2018 Plan.
(5)This table does not include equity awards that have been assumed by the company in connection with the acquisition of other companies. As of December 31, 2025, the following assumed equity awards were outstanding: 3,672 shares issuable upon exercise of outstanding options. The weighted average exercise price of such outstanding options was $5.70 per share. No additional equity awards may be granted under any assumed arrangement.

Dropbox, Inc. Proxy Statement and Notice of 2026 Annual Meeting of Stockholders	65

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2026 for:
•each of our directors;
•each of our named executive officers;
•all of our current directors and executive officers as a group; and
•each person or group known by us to be the beneficial owner of more than 5% of our Class A or Class B common stock.
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.
We have based our calculation of the percentage of beneficial ownership on 163,263,829 shares of our Class A common stock, 75,374,718 shares of our Class B common stock, and no shares of our Class C common stock outstanding as of March 31, 2026. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 31, 2026 or issuable pursuant to RSUs which are subject to vesting and settlement conditions expected to occur within 60 days of March 31, 2026, to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Dropbox, Inc., 1800 Owens Street San Francisco, California 94158. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

	Amount and nature of beneficial ownership				% of total voting power#

Name of beneficial owner	Class A Common Stock	%	Class B Common Stock†	%

Named executive officers and directors:
Andrew W. Houston(1)	9,427,838	5.77	74,616,889	98.99	82.40
Ross Tennenbaum	36,406	*	—	—	*
Timothy Regan	92,067	*	—	—	*
William Yoon	13,460	*	—	—	*
Ashraf Alkarmi	44,830	*	—	—	*
Ali Dasdan	41,684	*	—	—	*
Lisa Campbell	10,777	*	—	—	*
Paul E. Jacobs(2)	313,459	*	—	—	*
Karen Peacock	12,852	*	—	—	*
Michael Seibel	22,775	*	—	—	*
Abhay Parasnis	30,297	*	—	—	*
Andrew Moore	—	*	—	—	*
Warren Jenson	2,739	*	—	—	*
All current directors and executive officers as a group (14 persons)	10,049,184	6.16	74,616,889	98.99	82.47

66	Dropbox, Inc. Proxy Statement and Notice of 2026 Annual Meeting of Stockholders

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT (continued)

	Amount and nature of beneficial ownership				% of total voting power#

Name of beneficial owner	Class A Common Stock	%	Class B Common Stock†	%

Greater than 5% stockholders
Entities affiliated with The Vanguard Group(3)	27,494,824	16.84	—	—	3.00
Entities affiliated with BlackRock, Inc.(4)	21,859,416	13.39	—	—	2.38
LSV Asset Management(5)	11,613,642	7.11	—	—	1.27
Renaissance Technologies LLC(6)	8,376,364	5.13	—	—	0.91
†The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis, such that each holder of Class B common stock beneficially owns an equivalent number of Class A common stock.
#Percentage total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. Each holder of Class B common stock shall be entitled to ten votes per share of Class B common stock and each holder of Class A common stock shall be entitled to one vote per share of Class A common stock on all matters submitted to our stockholders for a vote. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law.
*Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.

(1)Consists of (i) 716,728 shares of Class A Common Stock and 7,608,764 shares of Class B Common Stock held by the Houston Remainder Trust u/a/ 12/30/2010, for which Mr. Houston serves as trustee, (ii) 66,507,625 shares of Class B Common Stock were held by Andrew Houston Revocable Trust u/a/d 9/7/2011, for which Mr. Houston serves as trustee, (iii) 500,500 shares of Class B common stock held by the Houston 2012 Irrevocable Children’s Trust dated 4/12/2012, for which Mr. Houston serves as trustee, (iv) 444,444 shares of Class A Common Stock held by the Erin Yu Revocable Trust u/a/d 1/18/2024, for which Mr. Houston's spouse serves as a trustee, and (v) 8,266,666 shares of Class A common stock underlying RSAs subject to Mr. Houston’s Co-Founder Grant.
(2)Consists of (i) 178,058 shares of Class A common stock held by the Paul E. Jacobs Trust dated November 7, 2014, for which Dr. Jacobs serves as trustee, and (ii) 135,401 shares of Class A common stock held by Dr. Jacobs.
(3)Consists of shares of Class A common stock beneficially owned as of December 31, 2024 according to a Schedule 13G/A filed with the SEC by The Vanguard Group, Inc. (“Vanguard”) on January 30, 2025. Vanguard has beneficial ownership of 27,494,824 shares of Class A common stock. The Schedule 13G/A reports that Vanguard has shared voting power with respect to 120,622 shares of Class A common stock, sole dispositive power with respect to 27,094,978 shares of Class A common stock and shared dispositive power over 399,846 shares of Class A common stock. On March 26, 2026, Vanguard filed a Schedule 13G/A reporting that Vanguard went through an internal realignment whereby certain subsidiaries or business divisions of subsidiaries of Vanguard that formerly had, or were deemed to have beneficial ownership with Vanguard will report beneficial ownership separately (on a disaggregated basis) from Vanguard. Vanguard reported that it no longer has, or is deemed to have, beneficial ownership over securities beneficially owned by such subsidiaries and/or business divisions and, as of March 31, 2026, such entities have not filed beneficial ownership reports with respect to the company's securities. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(4)Consists of shares of Class A common stock beneficially owned as of March 31, 2025 according to a Schedule 13G/A filed with the SEC by BlackRock, Inc. (“BlackRock”) on April 23, 2025. BlackRock has beneficial ownership of 21,859,416 shares of Class A common stock. The address for BlackRock is 50 Hudson Yards, New York, New York 10001.
(5)Consists of shares of Class A common stock beneficially owned as of September 30, 2025 according to a Schedule 13G filed with the SEC by LSV Asset Management on November 7, 2025. LSV Asset Management has beneficial ownership of 11,613,642 shares of Class A common stock. The address for LSV Asset Management is 155 North Wacker Drive, Suite 4600 Chicago, Illinois 60606.
(6)Consists of shares of Class A common stock beneficially owned as of December 31, 2025 according to a Schedule 13G/A filed with the SEC by Renaissance Technologies LLC ("Renaissance Technologies") on February 12, 2026. Renaissance Technologies has beneficial ownership of 8,376,364 shares of Class A common stock. The address for Renaissance Technologies is 800 Third Avenue New York, New York 10022.

Dropbox, Inc. Proxy Statement and Notice of 2026 Annual Meeting of Stockholders	67

CERTAIN RELATIONSHIPS, RELATED PARTY AND OTHER TRANSACTIONS
Since the beginning of our last fiscal year we have not engaged in any transactions that would require disclosure under Item 404(a) of Regulation S-K, and are not aware of any such transactions currently proposed.
Policies and Procedures for Related Person Transactions
Our audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Our policy regarding transactions between us and related persons provides that a related person is defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and any of their immediate family members. Our audit committee charter provides that our audit committee shall review and approve or disapprove any related party transactions.
Under this policy, all related person transactions may be consummated or continued only if approved or ratified by our audit committee. In determining whether to approve or ratify any such proposal, our audit committee will take into account, among other factors it deems appropriate, (i) whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party and (ii) the extent of the related person’s interest in the transaction. The policy grants standing pre-approval of certain transactions, including (i) executive compensation governed by our standard compensation and benefits policies, (ii) director compensation arrangements governed by our standard director compensation policies, (iii) transactions with another company at which a related person’s only relationship is as an employee (other than an executive officer), director, or beneficial owner of less than 10% equity interest of that company, if the aggregate amount involved does not exceed the greater of $200,000 or 2% of the recipient’s consolidated gross revenues, (iv) charitable contributions, grants or endowments by us to a charitable organization, foundation or university where the related person’s only relationship is as an employee (other than an executive officer), or director, if the aggregate amount involved does not exceed the lesser of $1,000,000 or 2% of the charitable organization’s total annual receipts, (v) any transaction available to all U.S. employees generally, and (vi) transactions where a related person’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis.

68	Dropbox, Inc. Proxy Statement and Notice of 2026 Annual Meeting of Stockholders

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based solely on our review of copies of such forms that we have received, or written representations from reporting persons, we believe that during the fiscal year ended December 31, 2025, all executive officers, directors and greater than 10% stockholders complied with all applicable SEC filing requirements.
Fiscal Year 2025 Annual Report and SEC Filings
Our financial statements for our fiscal year ended December 31, 2025 are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on our website at investors.dropbox.com and are available from the SEC on its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Dropbox, Inc., Attention: Corporate Secretary, 1800 Owens Street, San Francisco, California 94158.
* * *
The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.
It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.
THE BOARD OF DIRECTORS
San Francisco, California
April 7, 2026

Dropbox, Inc. Proxy Statement and Notice of 2026 Annual Meeting of Stockholders	69

APPENDIX A

Reconciliation of GAAP financial measures to non-GAAP financial measures
This proxy statement contains information regarding two non-GAAP financial measures: non-GAAP operating margin and free cash flow, each of which are not calculated in accordance with GAAP. Non-GAAP operating margin is calculated as our non-GAAP income (loss) from operations divided by revenue. Non-GAAP income (loss) from operations differs from GAAP in that it excludes stock-based compensation expense, amortization of acquired intangible assets, other acquisition-related expenses, which include third-party diligence costs and expenses related to key employee holdback agreements, net (gain) loss on real estate assets, and expenses related to our reduction in workforce. Free cash flow differs from GAAP net cash provided by operating activities in that it treats capital expenditures as a reduction to net cash provided by operating activities.
We believe that these non-GAAP financial measures are appropriate to enhance an overall understanding of our fiscal 2025 performance in relation to the principal elements of Dropbox’s annual executive compensation program considered by the talent and compensation committee, as described in the section titled “Executive Compensation—Compensation Discussion and Analysis.”
The use of non-GAAP operating margin and free cash flow has certain limitations as they do not reflect all items of income, expense, and cash expenditures, as applicable, that affect Dropbox’s operations. Dropbox compensates for these limitations by reconciling the non-GAAP financial measures to the most comparable GAAP financial measures. These non-GAAP financial measures should be considered in addition to, not as a substitute for or in isolation from, measures prepared in accordance with GAAP. Further, these non-GAAP measures may differ from the non-GAAP information used by other companies, including peer companies, and therefore comparability may be limited. Management encourages stockholders and others to review Dropbox’s financial information in its entirety and not rely on a single financial measure.
Stockholders should review the reconciliation of non-GAAP operating margin and free cash flow to their most directly comparable GAAP financial measures, as provided in the following tables (in millions, except for percentages, which may not foot due to rounding):
Non-GAAP operating margin

	Twelve Months Ended December 31,

	2025	2024

GAAP income from operations	$689.1	$486.2
GAAP operating margin	27.3%	19.1%
Plus:
Stock-based compensation	300.8	346.5
Acquisition-related and other expenses	8.0	21.7
Amortization of acquired intangible assets	23.6	25.8
Net (gain) loss on real estate assets	(1.3)	0.1
Workforce reduction expense	3.7	47.2
Non-GAAP income from operations	1,023.9	927.5
Non-GAAP operating margin	40.6%	36.4%
Free cash flow

	Twelve Months Ended December 31,

	2025	2024

Net cash provided by operating activities	$951.8	$894.1
Less:
Capital expenditures	(21.0)	(22.5)
Free cash flow	930.8	871.6
A-1

APPENDIX B

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
DROPBOX, INC.
ARTICLE I
NAME OF CORPORATION
The name of the corporation is Dropbox, Inc. (the “Corporation”). ~~The Corporation is the resulting entity in the conversion of Dropbox, Inc., a Delaware corporation (the “Delaware Corporation”), into a Nevada corporation (the “Conversion”) and is a continuation of the existence thereof pursuant to Chapter 92A of the Nevada Revised Statutes (as amended from time to time, the “NRS”).~~
ARTICLE II
REGISTERED AGENT AND REGISTERED OFFICE
The registered office of the Corporation shall be the street address of its registered agent in the State of Nevada. The Corporation may, from time to time, in the manner provided by law, change the registered agent and registered office within the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.
ARTICLE III
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the NRS (as defined below).
ARTICLE IV
AUTHORIZED SHARES
This Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of Common Stock authorized to be issued is 3,675,000,000, 2,400,000,000 shares of which are designated Class A Common Stock, par value $0.00001 per share (the “Class A Common Stock”), 475,000,000 shares of which are designated Class B Common Stock, par value $0.00001 per share (the “Class B Common Stock”) and 800,000,000 shares of which are designated Class C Common Stock, par value $0.00001 per share (the “Class C Common Stock”). The total number of shares of Preferred Stock authorized to be issued is 240,000,000 shares, par value $0.00001 per share.
ARTICLE V
COMMON STOCK
The rights, powers, preferences, privileges, restrictions and other matters relating to the Common Stock are as follows:
1.    Definitions. For purposes of ~~this Article V~~these Articles (as defined below), the following definitions apply;
1.1    “Acquisition” means (A) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Corporation immediately prior to such consolidation, merger or reorganization continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its Parent) immediately after such consolidation, merger or reorganization (provided that, for the purpose of this Section V.1.1, all stock, options, warrants, purchase rights or other securities exercisable for or convertible into Common Stock outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of capital stock are converted or exchanged); or (B) any transaction or series of related transactions to which the Corporation is a party in which shares of the Corporation are transferred such that in excess of fifty percent (50%) of the Corporation’s voting power is transferred; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Corporation or any successor or indebtedness of the Corporation is cancelled or converted or a combination thereof.

APPENDIX B (continued)
1.2    “Articles” means these Amended and Restated Articles of Incorporation of the Corporation, as further amended and/or restated from time to time.
1.3    “Asset Transfer” means a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Corporation.
1.4    “Board” means the Board of Directors of the Corporation.
1.5    “Controlled Company Exemption” means, if and to the extent otherwise applicable to the Corporation, the exemptions from the Listing Standards available to any company that constitutes a “controlled company” within the meaning of the Listing Standards.
1.6    “Conversion” means the conversion of the Delaware Corporation into the Corporation on March 5, 2025, and the continuation of the existence thereof pursuant to the NRS.
1.7    “Delaware Corporation” means Dropbox, Inc., a Delaware corporation, which was converted into the Corporation.
1.8    ~~1.6~~ “Disability” or “Disabled” means, with respect to a Founder, the permanent and total disability of such Founder such that such Founder is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death within 12 months or which has lasted or can be expected to last for a continuous period of not less than 12 months as determined by a licensed medical practitioner jointly selected by a majority of the Independent Directors and such Founder. If such Founder is incapable of selecting a licensed physician, then such Founder’s spouse shall make the selection on behalf of such Founder, or in the absence or incapacity of such Founder’s spouse, such Founder’s adult children by majority vote shall make the selection on behalf of such Founder, or in the absence of adult children of such Founder or their inability to act by majority vote, a natural person then acting as the successor trustee of a revocable living trust which was created by such Founder and which holds more shares of all classes of capital stock of the Corporation than any other revocable living trust created by such Founder shall make the selection on behalf of such Founder, or in absence of any such successor trustee, the legal guardian or conservator of the estate of such Founder shall make the selection on behalf of such Founder.
1.9    ~~1.7~~ “Final Conversion Date” means:
(a)    the date specified by the holders of two-thirds of the then outstanding shares of Class B Common Stock, voting as a separate class;
(b)    the first date on which the number of outstanding shares of Class B Common Stock represents less than five percent (5%) of the aggregate number of outstanding shares of Class A Common Stock and Class B Common Stock; or
(c)    the date that is nine months after the death or Disability of the last to die or become Disabled of the Founders, provided, that such date may be extended but not for a total period of longer than eighteen (18) months from the last applicable death or Disability to a date approved by a majority of the Independent Directors then in office.
1.10    ~~1.8~~ “Founder” means either Andrew Houston or Arash Ferdowsi.
1.11    ~~1.9~~ “Independent Directors” means the members of the Board designated as independent directors in accordance with the Listing Standards.
1.12    ~~1.10~~ “IPO Date” means March 23, 2018.
1.13    ~~1.11~~ “Liquidation Event” means any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, or any Acquisition or Asset Transfer.
1.14    ~~1.12~~ “Listing Standards” means (i) the requirements of any national stock exchange under which the Corporation’s equity securities are listed for trading that are generally applicable to companies with common equity securities listed thereon or (ii) if the Corporation’s equity securities are not listed for trading on a national stock exchange, the requirements of the New York Stock Exchange generally applicable to companies with equity securities listed thereon.

APPENDIX B (continued)
1.15    “NRS” means Chapters 78 and 92A of the Nevada Revised Statutes, as amended from time to time, and any successor statutes.
1.16    ~~1.13~~ “Parent” of an entity means any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.
1.17    ~~1.14~~ “Permitted Entity” means, with respect to any Qualified Stockholder, any trust, account, plan, corporation, partnership, or limited liability company specified in Section V.1.15(b) with respect to such Qualified Stockholder, so long as such Permitted Entity meets the requirements of the exception set forth in Section V.1.15 applicable to such Permitted Entity.
1.18    ~~1.15~~ “Permitted Transfer” means:
(a)    with respect to any Founder, a Transfer from such Founder, from such Founder’s Permitted Entities or from such Founder’s Permitted Transferees, to such Founder’s estate as a result of such Founder’s death, to either Founder, to either Founder’s Permitted Entities or to either Founder’s Permitted Transferees; and
(b)    any Transfer of a share of Class B Common Stock by a Qualified Stockholder to any of the Permitted Entities listed below and from any of the Permitted Entities listed below to such Qualified Stockholder or to such Qualified Stockholder’s other Permitted Entities:
(i)    a trust for the benefit of such Qualified Stockholder or persons other than the Qualified Stockholder so long as a Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided that in the event a Qualified Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each such share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;
(ii)    a trust under the terms of which a Qualified Stockholder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code or a reversionary interest so long as a Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided, however, that in the event a Qualified Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each such share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;
(iii)    an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such Qualified Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code; provided that in each case such Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust, and provided, further, that in the event the Qualified Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such account, plan or trust, each such share of Class B Common Stock convert into one (1) fully paid and nonassessable share of Class A Common Stock;
(iv)    a corporation in which such Qualified Stockholder directly, or indirectly through one or more Permitted Entities, owns shares with sufficient Voting Control in the corporation, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation; provided that in the event the Qualified Stockholder no longer owns sufficient shares or no longer has sufficient legally enforceable rights to ensure the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation, each such share of Class B Common Stock then held by such corporation shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;
(v)    a partnership in which such Qualified Stockholder directly, or indirectly through one or more Permitted Entities, owns partnership interests with sufficient Voting Control in the partnership, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership; provided that in the event the Qualified Stockholder no longer owns sufficient partnership interests or no longer has sufficient legally enforceable rights to ensure the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership, each such share Class B Common Stock then held by such partnership shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock; or

APPENDIX B (continued)
(vi)    a limited liability company in which such Qualified Stockholder directly, or indirectly through one or more Permitted Entities, owns membership interests with sufficient Voting Control in the limited liability company, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company; provided that in the event the Qualified Stockholder no longer owns sufficient membership interests or no longer has sufficient legally enforceable rights to ensure the Qualified Stockholder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company, each such share of Class B Common Stock then held by such limited liability company shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock.
For the avoidance of doubt, to the extent any shares are deemed to be held by a trustee of a trust described in (i) or (ii) above, the Transfer shall be a Permitted Transfer and the trustee shall be deemed a Permitted Entity so long as the other requirements of (i) or (ii) above are otherwise satisfied.
1.19    ~~1.16~~ “Permitted Transferee” means a transferee of shares of Class B Common Stock, or rights or interests therein, received in a Transfer that constitutes a Permitted Transfer.
1.20    ~~1.17~~ “Qualified Stockholder” means (a) any registered holder of a share of the Delaware Corporation’s Class B Common Stock immediately after the IPO Date; (b) the initial registered holder of any shares of the Delaware Corporation’s Class B Common Stock that are originally issued by the Delaware Corporation after the IPO Date or any shares of Class B Common Stock that are issued by the Corporation after the effectiveness of these Articles, in each case, pursuant to the exercise or conversion of options or warrants or settlement of restricted stock units (“RSUs”) that, in each case, were outstanding as the IPO Date or issued in connection with the Conversion, as applicable; (c) a Permitted Transferee; and (d) the initial registered holder of any shares of the Delaware Corporation’s Class B Common Stock that were originally issued by the Delaware Corporation after the IPO Date in compliance with the certificate of incorporation of the Delaware Corporation or any shares of Class B Common Stock that are issued by the Corporation in connection with the Conversion or otherwise issued by the Corporation after the effectiveness of these Articles in compliance with these Articles.
1.21    ~~1.18~~ “Transfer” of a share of Class B Common Stock means, directly or indirectly, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise. A “Transfer” will also be deemed to have occurred with respect to all shares of Class B Common Stock beneficially held by an entity that is a Qualified Stockholder, if after the IPO Date there is a Transfer of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, such that the previous holders of such voting power no longer retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such entity. Notwithstanding the foregoing, the following will not be considered a “Transfer”:
(a)    granting a revocable proxy to officers or directors of the Corporation at the request of the Board in connection with actions to be taken at an annual or special meeting of stockholders or in connection with any action by written consent of the stockholders solicited by the Board;
(b)    entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock, which voting trust, agreement or arrangement (i) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (ii) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and (iii) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;
(c)    pledging shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee will constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer” at such time;
(d)    granting a proxy by a Founder, such Founder’s Permitted Entities or such Founder’s Permitted Transferees to the other Founder to exercise Voting Control of shares of Class B Common Stock owned directly or indirectly, beneficially and of record, by such Founder, such Founder’s Permitted Entities or such Founder’s Permitted Transferees, and the exercise of such proxy by such other Founder;

APPENDIX B (continued)
(e)    granting a proxy by a Founder, such Founder’s Permitted Entities or such Founder’s Permitted Transferees to a person designated by such Founder and approved by a majority of the Independent Directors then in office, to exercise Voting Control of shares of Class B Common Stock owned directly or indirectly, beneficially and of record, by such Founder, such Founder’s Permitted Entities or such Founder’s Permitted Transferees, or over which such Founder has Voting Control pursuant to proxy or voting agreements then in place, effective either (i) on the death of such Founder or (ii) during any Disability of such Founder, including the exercise of such proxy by such person;
(f)    granting a proxy to, or entering into a voting arrangement with, one or more Founders to exercise Voting Control of shares of Class B Common Stock owned directly or indirectly, beneficially and of record by any holder of Class B Common Stock in a form approved by a majority of the Independent Directors then in office;
(g)    entering into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, with a broker or other nominee; provided, however, that a sale of such shares of Class B Common Stock pursuant to such plan shall constitute a “Transfer” at the time of such sale;
(h)    the fact that the spouse of any Qualified Stockholder possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer”; and
(i)    entering into a support, voting, tender or similar agreement, arrangement or understanding (with or without granting a proxy) in connection with a Liquidation Event, provided that such Liquidation Event was approved by a majority of the Independent Directors then in office.
1.22    ~~1.19~~ “Voting Control” means, with respect to a share of capital stock or other security, the power (whether exclusive or shared) to vote or direct the voting of such security, including by proxy, voting agreement or otherwise.
1.23    ~~1.20~~ “Voting Threshold Date” means the first date on which the outstanding shares of Class B Common Stock represent less than a majority of the total voting power of the then outstanding shares of the Corporation entitled to vote generally in the election of directors.
1.24    ~~1.21~~ “Whole Board” means the total number of authorized directors whether or not there exist any vacancies or unfilled seats in previously authorized directorships.
2.    Identical Rights. Except as otherwise provided in these Articles or required by applicable law, shares of Common Stock shall have the same rights and powers, rank equally (including as to dividends and other distributions, and any liquidation, dissolution or winding up of the corporation but excluding voting and other matters as described in Section V.3 below), share ratably and be identical in all respects as to all matters, including:
2.1    Subject to the prior rights of holders of all classes and series of stock at the time outstanding having prior rights as to dividends or other distributions, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board, out of any assets of the Corporation legally available therefor, such dividends or other distributions as may be declared from time to time by the Board. Any dividends or other distributions paid to the holders of shares of Common Stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of any such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of such applicable class of Common Stock treated adversely, voting separately as a class.
2.2    The Corporation shall not declare or pay any dividend or make any other distribution to the holders of Common Stock payable in securities of the Corporation unless the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock; provided, however, that (i) dividends or other distributions payable in shares of Class A Common Stock or rights to acquire shares of Class A Common Stock may be declared and paid to the holders of Class A Common Stock without the same dividend or distribution being declared and paid to the holders of the Class B Common Stock or Class C Common Stock if, and only if, a dividend payable in shares of Class B Common Stock and Class C Common Stock, as applicable, or rights to acquire shares of Class B Common Stock or Class C Common Stock, as applicable, are declared and paid to the holders of Class B Common Stock and Class C Common Stock at the same rate and with the same record date and payment date; (ii) dividends or other distributions payable in shares of Class B Common Stock or rights to acquire shares Class B Common Stock may be declared and paid to the holders of Class B Common Stock without the same dividend or distribution being declared and paid to the holders of the Class A Common Stock or Class C Common Stock if, and only if, a dividend payable in shares of Class A Common Stock and Class C Common Stock, as applicable, or rights to acquire shares of Class A Common Stock or Class C Common Stock, as applicable, are declared and paid to the holders of Class A Common Stock and Class C Common Stock at the same rate and with the same record date and payment date and (iii) dividends or other distributions payable in shares of Class C Common Stock or rights to acquire shares Class C Common Stock may be declared and paid

APPENDIX B (continued)
to the holders of Class C Common Stock without the same dividend or distribution being declared and paid to the holders of Class A Common Stock or Class B Common Stock if, and only if, a dividend payable in shares of Class A Common Stock and Class B Common Stock, as applicable, or rights to acquire shares of Class A Common Stock or Class B Common Stock, as applicable, are declared and paid to the holders of Class A Common Stock and Class B Common Stock at the same rate and with the same record date and payment date; and provided, further, that nothing in the foregoing shall prevent the Corporation from declaring and paying dividends or other distributions payable in shares of one class of Common Stock or rights to acquire one class of Common Stock to holders of all classes of Common Stock.
2.3    If the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock, Class B Common Stock or Class C Common Stock, then the outstanding shares of all Common Stock will be subdivided or combined in the same proportion and manner.
3.    Voting Rights.
3.1    Common Stock.
(a)    Class A Common Stock. Each holder of shares of Class A Common Stock will be entitled to one (1) vote for each share thereof held at the record date for the determination of the stockholders entitled to vote on such matters.
(b)    Class B Common Stock. Each holder of shares of Class B Common Stock will be entitled to ten (10) votes for each share thereof held at the record date for the determination of the stockholders entitled to vote on such matters.
(c)    Class C Common Stock. Except as required by law, the Class C Common Stock will have no voting rights and no holder thereof shall be entitled to vote on any matter. For the avoidance of doubt, any right of the Class C Common Stock, or any holder thereof, to vote pursuant to NRS 78.2055(3) ~~or~~, 78.207(3) or 78.390(2) is hereby specifically denied.
3.2    General. Except as otherwise expressly provided herein or as required by law, the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock will vote together and not as separate series or classes.
3.3    Authorized Shares.  The number of authorized shares of Common Stock or any class or series thereof may be increased or decreased (but not below (i) the number of shares of Common Stock or, in the case of a class or series of Common Stock, such class or series, then outstanding plus (ii) with respect to Class A Common Stock, the number of shares reserved for issuance pursuant to Section V.9) by the affirmative vote of the holders of ~~a majority of the voting power of~~ the Class A Common Stock and Class B Common Stock, voting together as a single class, irrespective of any applicable provisions of NRS 78.207(3) and NRS 78.390(2); provided, that the number of authorized shares of Class B Common Stock shall not be increased without the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, voting as a separate class.
3.4    Election of Directors. Subject to any rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, (i) prior to the Final Conversion Date, the holders of Class A Common Stock and Class B Common Stock, voting together as a single class, shall be entitled to elect and remove all directors of the Corporation, (ii) from and after the Final Conversion Date, until the Class C Conversion Date, if any, the holders of the Class A Common Stock, voting together as a single class, shall be entitled to elect and remove all directors of the Company and (iii) from and after the Class C Conversion Date, if any, the holders of Common Stock, voting together as a single class, shall be entitled to elect and remove all directors of the Company.
4.    Liquidation Rights. In the event of a Liquidation Event, subject to the rights of any Preferred Stock that may then be outstanding, the assets of the Corporation legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Common Stock, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, Class B Common Stock and Class C Common Stock, each voting separately as a class; provided, however, that for the avoidance of doubt, consideration to be paid or received by a holder of Common Stock in connection with any Liquidation Event pursuant to any employment, consulting, severance or similar services arrangement shall not be deemed to be a “distribution to stockholders” for the purpose of this Section V.4; provided, further, however, that shares of such classes may receive, or have the right to elect to receive, different or disproportionate consideration in connection with such consolidation, merger or other transaction if the only difference in the per share consideration to the holders of the Class A Common Stock, Class B Common Stock and Class C Common Stock is that any securities distributed to the holder of a share of Class B Common Stock have ten (10) times the voting power of any securities distributed to the holder of a share of

APPENDIX B (continued)
Class A Common Stock and that any securities distributed to the holder of a share of Class C Common Stock have no voting rights or power.
5.    Conversion of the Class B Common Stock. The Class B Common Stock will be convertible into Class A Common Stock as follows:
5.1    Each share of Class B Common Stock will automatically convert into one fully paid and nonassessable share of Class A Common Stock on the Final Conversion Date.
5.2    With respect to any holder of Class B Common Stock, each share of Class B Common Stock held by such holder will automatically be converted into one fully paid and nonassessable share of Class A Common Stock, as follows:
(a)    on the affirmative written election of such holder or, if later, at the time or the happening of a future event specified in such written election (which election may be revoked by such holder prior to the date on which the automatic conversion would otherwise occur unless otherwise specified by such holder);
(b)    on the occurrence of a Transfer of such share of Class B Common Stock, other than a Permitted Transfer; or
(c)    with respect to Class B Common Stock held by a holder who is a natural person, or a Permitted Transferee or Permitted Entity of such natural person, upon the death of such natural person, provided, that solely with respect to each share of Class B Common Stock held of record by a Founder, such Founder’s Permitted Entities or by such Founder’s Permitted Transferees, upon the death or Disability of such Founder; provided, however, that, with respect to the shares of Class B Common Stock held of record by a Founder, such Founder’s Permitted Entities or such Founder’s Permitted Transferees, each share of Class B Common Stock held of record by such Founder, such Founder’s Permitted Entities or such Founder’s Permitted Transferees shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock upon that date which is nine (9) months after the date of death or Disability of such Founder or such later date not to exceed a total period of eighteen (18) months after the date of death or Disability of such Founder as may be approved by a majority of the Independent Directors then in office, during which period Voting Control over such Founder’s shares (including shares held of record by such Founder’s Permitted Entities and Permitted Transferees) shall be exercised in accordance with any proxy or voting agreement entered into in accordance with Section V.1.18 of these Articles or, if no such proxy or voting agreement is in place at the time of such death or Disability, a person (including a person serving as trustee) previously designated by the Founder and approved by the Board may exercise Voting Control over the Founder’s shares (including shares held of record by such Founder’s Permitted Entities and Permitted Transferees) of Class B Common Stock; provided, further, that, if both Founders die and/or suffer a Disability simultaneously or the second Founder dies or suffers a Disability following the death or Disability of the other Founder, but prior to the conversion pursuant to this Section V.5.2(c) of the shares of Class B Common Stock held of record by such first Founder to die or become Disabled, his Permitted Entities or his Permitted Transferees, a person (including a person serving as trustee) previously designated by the Founders and approved by the Board may exercise Voting Control over the Founders’ shares of Class B Common Stock (including shares held of record by such Founder’s Permitted Entities and Permitted Transferees) and, in such instance, each such share of Class B Common Stock shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock (and the Final Conversion Date shall occur) upon that date which is nine (9) months after the date upon which both Founders died and/or suffered a Disability, or such later date not to exceed a total period of eighteen (18) months after the last applicable death or Disability as may be approved by a majority of the Independent Directors then in office.
6.    Conversion of the Class C Common Stock. Following the conversion or other exchange of all outstanding shares of Class B Common Stock into or for shares of Class A Common Stock, on the date or time (including a time determined by the happening of a future event) specified by the holders of a majority of the outstanding shares of Class A Common Stock, voting as a separate class (the “Class C Conversion Date”), each outstanding share of Class C Capital Stock shall automatically, without further action by the Corporation or the holders thereof, convert into one (1) fully paid and nonassessable share of Class A Common Stock.
7.    Procedures. The Corporation may, from time to time, establish such policies and procedures relating to the conversion of the Class B Common Stock to Class A Common Stock, the conversion of Class C Common Stock into Class A Common Stock and the general administration of this multi-class stock structure, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the Corporation as to whether or not a Transfer has occurred and results in a conversion to Class A Common Stock shall be conclusive and binding.

APPENDIX B (continued)
8.    Immediate Effect. In the event of and upon a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to Section V.5 or Class C Common Stock to Class A Common Stock pursuant to Section V.6, as applicable, such conversion(s) shall be deemed to have been made at the time that the Transfer of shares, death or Disability, as applicable, occurred (in the case of a conversion of Class B Common Stock to Class A Common Stock) or immediately upon the Final Conversion Date (in the case of the conversion of Class B Common Stock into Class A Common Stock) or immediately upon the Class C Conversion Date (in the case of the conversion of Class C Common Stock into Class A Common Stock), if any, subject in all cases to any transition periods specifically provided for in these Articles. Upon any conversion of Class B Common Stock or Class C Common Stock to Class A Common Stock in accordance with these Articles, all rights of the holder of shares of Class B Common Stock or Class C Common Stock shall cease and the person or persons in whose names or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock.
9.    Reservation of Stock Issuable Upon Conversion. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Common Stock and the Class C Common Stock, as applicable, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock and Class C Common Stock, as applicable; and if at any time the number of authorized but unissued shares of Class A Common Stock will not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock and Class C Common Stock, as applicable, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as will be sufficient for such purpose.
10.    No Reissuance of Class B Common Stock. No share or shares of Class B Common Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares that the Corporation shall be authorized to issue.
11.    Preemptive Rights. No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and a stockholder.
12.    Class B Protective Provisions. Prior to the Final Conversion Date, the Corporation shall not, without the prior affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by applicable law or these Articles:
12.1    directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise, amend or repeal, or adopt any provision of these Articles inconsistent with, or otherwise alter, any provision of these Articles that modifies the voting, conversion or other rights, powers, preferences, privileges or restrictions of the Class B Common Stock;
12.2    reclassify any outstanding shares of Class A Common Stock or Class C Common Stock into shares having rights as to dividends or liquidation that are senior to the Class B Common Stock or, in the case of Class A Common Stock, the right to have more than one (1) vote for each share thereof and, in the case of Class C Common Stock, the right to have any vote for any share thereof, except as required by law;
12.3    issue any shares of Class B Common Stock (other than shares of Class B Common Stock originally issued by the Corporation after the IPO Date pursuant to the exercise or conversion of options or warrants or settlement of RSUs that, in each case, are outstanding as of the IPO Date);
12.4    authorize, or issue any shares of, any class or series of capital stock of the Corporation having the right to more than (1) vote for each share thereof; or
12.5    consummate a Liquidation Event.
ARTICLE VI
PREFERRED STOCK
1.    Rights of Preferred Stock. The Board is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate of designation pursuant to NRS 78.1955 (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

APPENDIX B (continued)
2.    Vote to Increase or Decrease Authorized Shares. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of ~~a majority of the voting power of all of~~ the outstanding shares of stock of the Corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation, irrespective of any applicable provisions of NRS ~~78.390(2)~~78.207(3) and NRS 78.390(2) (and, except as set forth in any Preferred Stock Designation, any right to vote thereon as a separate class pursuant to NRS 78.207(3) and NRS 78.390(2) is hereby specifically denied).
ARTICLE VII
BOARD OF DIRECTORS
1.    Board Size. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors that constitutes the entire Board shall be fixed by, or in the manner provided in, the ~~Bylaws~~bylaws of the Corporation (as amended and/or restated from time to time, the “Bylaws”). At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier resignation or removal; except that if any such election shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the NRS.
2.    Board Structure. From and after the Voting Threshold Date, the directors, other than any who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided into three (3) classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The Board may assign members of the Board already in office to such classes at the time such classification becomes effective. The term of office of the initial Class I directors shall expire at the first regularly-scheduled annual meeting of the stockholders following the date on which the classified Board becomes effective (the “Classified Board Effective Date”), the term of office of the initial Class II directors shall expire at the second annual meeting of the stockholders following the Classified Board Effective Date, and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders following the Classified Board Effective Date. At each annual meeting of stockholders, commencing with the first regularly scheduled annual meeting of stockholders following the Classified Board Effective Date, each of the successors elected to replace the directors of a Class whose term shall have expired at such annual meeting shall be elected to hold office for a three year term and until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified. Prior to the Classified Board Effective Date, all directors shall be elected at each annual meeting of stockholders to serve until the next annual meeting of stockholders (except, for the avoidance of doubt, as provided in this Section VII.2 in the event a Classified Board Effective Date occurs) and until his or her successor shall have been duly elected and qualified. Notwithstanding the foregoing provisions of this Article VII, whether before or after the Classified Board Effective Date, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. From and after the Classified Board Effective Date, if the number of directors is thereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable.  No decrease in the number of directors constituting the Board, whether before or after the Classified Board Effective Date, shall shorten the term of any incumbent director.
3.    Removal; Vacancies. Any director may be removed from office by the stockholders of the Corporation as provided in NRS 78.335. Vacancies occurring on the Board for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board, although less than a quorum, or by a sole remaining director, at any meeting of the Board, and not by stockholders. A person elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be duly elected and qualified.
ARTICLE VIII
MANAGEMENT OF BUSINESS AND CONDUCT OF AFFAIRS
1.    The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
2.    Board Power. The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred by statute or by these Articles or the Bylaws ~~of the Corporation~~, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.
3.    Written Ballot. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws ~~of the Corporation~~.

APPENDIX B (continued)
4.    Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the NRS, the Board is expressly authorized to adopt, amend or repeal the Bylaws ~~of the Corporation~~.
5.    Special Meetings. Special meetings of the stockholders may be called only by (i) the Board pursuant to a resolution adopted by a majority of the Whole Board; (ii) the chairman of the Board; (iii) the chief executive officer of the Corporation; (iv) the president of the Corporation (in the absence of a chief executive officer); or (v) prior to the Final Conversion Date, the holders of at least thirty percent (30%) of the voting power of the Class A Common Stock and Class B Common Stock, voting together as a single class and acting in compliance with the Bylaws ~~of the Corporation~~.
6.    Availability of Stockholder Action by Written Consent. Subject to the rights of the holders of any series of Preferred Stock, from and after the Voting Threshold Date, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Subject to the rights of the holders of any series of Preferred Stock, before the Voting Threshold Date, any action required or permitted to be taken by the stockholders of the Corporation may be taken without a meeting only if the action is first recommended or approved by the Board.
7.    No Cumulative Voting. No stockholder will be permitted to cumulate votes at any election of directors.
8.    No Reliance on the Controlled Company Exemption. At any time during which shares of capital stock of the Corporation are listed for trading on the New York Stock Exchange, NASDAQ Global Select Market or NASDAQ Global Market or any successor markets or exchanges, the Corporation shall not rely upon the Controlled Company Exemption.
ARTICLE IX
LIMITATION OF LIABILITY
The liability of directors and officers of the Corporation is hereby eliminated or limited to the fullest extent permitted by the NRS. Without limiting the effect of the preceding sentence, if the NRS is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended. Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of these Articles inconsistent with this Article IX, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director or officer of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.
ARTICLE X
SEVERABILITY AND AMENDMENT
1.    If any provision of these Articles becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from these Articles, and the court will replace such illegal, void or unenforceable provision of these Articles with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of these Articles shall be enforceable in accordance with its terms.
2.    Except as provided in Article IX above, the Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that, notwithstanding any other provision of these Articles or any provision of law that might otherwise permit a lesser vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by these Articles, (i) prior to the Final Conversion Date, (a) the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, change or repeal any provision contained in these Articles or adopt any new provision of these Articles and (b) the affirmative vote of a majority of the outstanding shares of Class A Common Stock and the affirmative vote of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class, shall be required to amend or repeal, or adopt any provision of these Articles inconsistent with, Article V or this clause (i)(b) of Article X of these Articles (except in either case by virtue of a filing of a Preferred Stock Designation, but subject to any vote required by law or by other provisions of these Articles with respect to such Preferred Stock Designation), and (ii) from and after the Final Conversion Date, the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision of these Articles inconsistent with, Article VII, Article VIII or this Article X.

APPENDIX B (continued)
ARTICLE XI
LIMITED WAIVER OF JURY TRIAL
To the fullest extent not inconsistent with any applicable U.S. federal laws, any and all “internal actions” (as defined in NRS 78.046) must be tried in a court of competent jurisdiction before the presiding judge as the trier of fact and not before a jury. This Article XI shall conclusively operate as a waiver of the right to trial by jury by each party to any such internal action.
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VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 20, 2026 for shares held directly and by 11:59 p.m. Eastern Time on May 18, 2026 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/DBX2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 20, 2026 for shares held directly and by 11:59 p.m. Eastern Time on May 18, 2026 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V84683-P46192 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DROPBOX, INC.

The Board of Directors recommends you vote FOR each of the following nominees:

	For All	Withhold All	For All Except
1. The election of seven directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Lisa Campbell
02) Andrew W. Houston
03) Warren Jenson
04) Andrew Moore
05) Abhay Parasnis
06) Karen Peacock
07) Michael Seibel

The Board of Directors recommends you vote FOR proposals 2, 3, and 4:

NOTE: The proxy holders will vote, in their discretion, on any other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and Annual Report are available at www.proxyvote.com.

V84684-P46192

DROPBOX, INC.
CLASS A COMMON STOCK AND
CLASS B COMMON STOCK
Annual Meeting of Stockholders
May 21, 2026 9:00 AM, PDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Andrew W. Houston and Ross Tennenbaum, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock and Class B Common Stock of DROPBOX, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, PDT on May 21, 2026, via the internet at www.virtualshareholdermeeting.com/DBX2026, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side